SCHEDULE 14A INFORMATION
                          Proxy Statement Pursuant to
              Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

/ / Preliminary Proxy Statement
                                         / / Confidential, for Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            HI-SHEAR INDUSTRIES INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:
     N/A

  2) Aggregate number of securities to which transaction applies:
     N/A

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     Cash purchase price of $46 million

  4) Proposed maximum aggregate value of transaction:
     $46 million

  5) Total Fee paid:
     $9,200

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

[HI-SHEAR INDUSTRIES INC. COMPANY LOGO]


                                                      3333 NEW HYDE PARK ROAD
                                                      NORTH HILLS, N.Y. 11042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 30, 1996

To the Stockholders of

HI-SHEAR INDUSTRIES INC.

    The Annual Meeting of Stockholders of Hi-Shear Industries Inc. (the "Company") will be held at the Garden City Hotel, Garden City, New York, on Tuesday, January 30, 1996 at 11:00 a.m., Eastern Standard Time, to consider and act upon the following matters:

        (1) The approval of the sale of all of the outstanding capital stock of the Company's wholly-owned subsidiary, Hi-Shear Corporation, to GFI Industries S.A. of Belfort Cedex, France for $46 million in cash, subject to adjustment.

        (2) The approval of amendments to the Certificate of Incorporation and By-Laws of the Company to eliminate the classified board of directors and to provide that all of the Company's directors will be elected annually upon the expiration of their current terms.

        (3) The election of two directors.

        (4) The ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for the 1996 fiscal year.

        (5) Such other business as may properly come before the meeting or any adjournment thereof.

    December 28, 1995 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting, and only stockholders of record at the close of business on that day will be entitled to vote. A complete list of stockholders entitled to vote may be inspected at the meeting, and for a period of ten days prior to the meeting will be open to examination at the Company's office shown above.

                                          By Order of the Board of Directors,



                                                   Harold L. Bernstein
                                                        Secretary

North Hills, New York
January 8, 1996

    You are urged to sign, fill in, and return the enclosed proxy, which is solicited by the Board of Directors. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

[HI-SHEAR INDUSTRIES INC. Company Logo]

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON TUESDAY, JANUARY 30, 1996

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hi-Shear Industries Inc., a Delaware corporation (the "Company" or "Industries") for use at the Company's Annual Meeting of Stockholders to be held at the Garden City Hotel, Garden City, New York, on Tuesday, January 30, 1996 at 11:00 a.m., Eastern Standard Time, and at any adjournments thereof.

    This Proxy Statement and the enclosed form of proxy are first being sent or given to Stockholders of the Company on or about January 8, 1996.

PURPOSES OF MEETING

    The purposes of the meeting are to consider and act upon the following matters:

        i. The approval of the sale (the "GFI Sale") of all of the outstanding capital stock of the Company's wholly-owned subsidiary Hi-Shear Corporation and its subsidiaries (collectively, "HSC") to GFI Industries S.A. of Belfort Cedex, France ("GFI") for $46 million in cash, subject to adjustment.

        ii. The approval of amendments to the Certificate of Incorporation and By-Laws of the Company to eliminate the classified board of directors and to provide that all of the Company's directors will be elected annually upon the expiration of their current terms.

        iii. The election of two directors.

        iv. The ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for the 1996 fiscal year.

        v. Such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE; PROXY; VOTE REQUIRED; RECOMMENDATION; SOLICITATION

    Only holders of record of the Company's common stock at the close of business on December 28, 1995 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. The only outstanding class of the voting security of the Company is the common stock, each share of which entitles the holder thereof to one vote. As of December 28, 1995, there were 5,854,618 shares of common stock outstanding. The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of the common stock entitled to vote is necessary to constitute a quorum.

    Proxies in the accompanying form are solicited on behalf and at the direction of the Board of Directors. All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless such proxies have previously been revoked. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR approval of the GFI Sale, FOR the proposed amendments to the Company's Certificate of Incorporation and By-Laws, FOR the election of the Board of Directors' nominees for directors and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for the 1996 fiscal year. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgement.

    A stockholder executing and returning a proxy has the power to revoke it before it is exercised. A stockholder who wishes to revoke a proxy can do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, attention: Harold L. Bernstein, Secretary. The Company's executive offices are located at 3333 New Hyde Park Road, North Hills, New York 11042.

    Approval of the GFI Sale will require the affirmative vote of the holders of a majority of the outstanding shares of common stock. Approval of the proposed amendments to the Company's Certificate of Incorporation and By-Laws will require the affirmative vote of the holders of 80% of the outstanding shares of common stock. Directors will be elected by a plurality of the votes cast at the meeting. Approval of any other matter will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of a negative vote with respect to the approval of the GFI Sale and the proposed amendments to the Company's Certificate of Incorporation and By-Laws, but will have no impact on the vote for the election of directors. Abstentions, but not broker non-votes, will have the effect of a negative vote with respect to any other matter.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR APPROVAL OF THE GFI SALE, FOR THE PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS, FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS AUDITORS FOR THE 1996 FISCAL YEAR.

    David A. Wingate, the Chairman of the Board and Chief Executive Officer of the Company, Philip M. Slonim, a director of the Company, and certain affiliated stockholders have entered into a Stockholders Agreement with GFI pursuant to which they have agreed to vote all shares of common stock of the Company which they beneficially own (an aggregate of 1,777,561 shares, or 30.36% of the outstanding shares of common stock of the Company) for the GFI Sale.

    After the initial mailing of this Proxy Statement, proxies may be solicited by telephone, telegram or personally by directors, officers and other employees of the Company (who will not receive any additional compensation therefore). All expenses with respect to this solicitation of proxies, including printing and postage costs will be paid by the Company. Arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxies and the proxy material to their principals, and the Company will, upon request, reimburse them for their reasonable expenses in doing so. The Company may engage an outside proxy soliciting firm to assist in the solicitation of proxies. The Company will pay reasonable fees and out-of-pocket costs and expenses if it elects to engage such a firm.

                                PROPOSAL NO. 1:
                              APPROVAL OF GFI SALE

    On October 9, 1995, the Company entered into a definitive stock purchase agreement with GFI (the "Stock Purchase Agreement") pursuant to which the Company agreed to sell the outstanding capital stock of HSC to GFI for $46 million in cash (subject to adjustment based on the closing date net worth of HSC). The Company currently intends to distribute approximately one-half of the net proceeds from the GFI Sale to stockholders. The GFI Sale constitutes the sale of the Company's last remaining operating business. Following consummation of the GFI Sale, the Company will continue to prosecute its claims against the U.S. Navy. The Board of Directors of the Company currently anticipates that upon final resolution of those claims, the Company would distribute its remaining assets to its stockholders and seek stockholder approval to dissolve the Company.

BACKGROUND OF THE GFI SALE

    The Company is currently engaged in the manufacture and sale of high technology aerospace fastening systems products through its wholly-owned subsidiary HSC. The Company, through other subsidiaries, was also previously engaged in designing, developing, assembling, testing and marketing electronic and explosive devices and systems, pyrotechnics and propellants for military applications and in commercial space programs. These other operations have been terminated or divested with the termination of operations of the Company's wholly-owned subsidiary Defense Systems Corporation ("Defense Systems") in March 1991 and the sale of another wholly-owned subsidiary, Hi-Shear Technology Corp., in June 1993.

    Since 1992, HSC has experienced a decline in the level of commercial aircraft order activity. The economic downturn has prompted the world's airlines to curtail orders of commercial aircraft. The Company expects that the depressed rate of new orders is likely to continue into the 1996 calendar year. The Company's revenues from HSC's operations increased slightly to $58.6 million in fiscal 1995 after having declined 21% to $56.5 million in fiscal 1994 and 19% to $71.5 million in fiscal 1993. The increase in fiscal 1995 is due to a stabilization in build rates experienced in the commercial airframe manufacturing industry after several years of substantial reduction in both order levels and build rates. Over the past several years, this reduced order activity has led to excess capacity and severe pricing pressures within the aircraft fastener market. The Company instituted a cost reduction program in fiscal 1995 which resulted in cost savings of approximately $1.8 million, and it expects that an intensive manufacturing reorganization effort that is currently under way, together with additional cost savings, should stabilize operations and lead to acceptable operating profit margins. Nonetheless, the Company believes that many of its competitors with a greater share of the fastener market than the Company and with broader bases of operations than those of the Company are better able than the Company to withstand the current market and competitive pressures and that financial and other resources considerably greater than those the Company now possesses will be needed to successfully compete in the aircraft fastener market in the coming years.

    Discussions with Various Potential Purchasers. The Company has in the past explored various possible business combinations with other parties as well as sales of the Company to others. During the past three years, the Company has had discussions with two different entities that had expressed interest in purchasing the Company, although neither of such discussions progressed beyond the preliminary stages. During such time period, the Company also made an unsuccessful attempt to acquire an aerospace nut manufacturer whose parent corporation was then in bankruptcy.

    In May 1994, GFI (which has a subsidiary that is a licensee under certain of HSC's patents) and the Company commenced discussions concerning a possible joint venture involving GFI and the Company's European operations, although after several months of negotiations the parties did not reach agreement on such a transaction. In July 1994, SPS Technologies, Inc. of Jenkintown, Pennsylvania ("SPS"), a competitor of the Company and also a licensee under certain of HSC's patents, indicated interest in purchasing only HSC's U.K. subsidiary, which the Company declined to sell. In early 1995, another competitor of the Company contacted the Company to discuss a possible combination of its and the Company's fastener businesses, although that entity has taken no further actions with respect to its proposal.

    In early 1995, the Company was approached by GFI, which expressed interest in purchasing all of HSC's operations. The Company entered into a confidentiality agreement with GFI dated March 6, 1995, following which the Company provided GFI with access to information about HSC and its business.

    The Company entered into confidentiality agreements in the Spring of 1995 with two other competitors and one other party. Each of such parties conducted limited due diligence of HSC but none of them has made a proposal or expressed any further interest in purchasing the Company or HSC.

    In July 1995, SPS indicated its interest in purchasing HSC as an entirety. The Company provided SPS with access to information about HSC and HSC's business following the execution of confidentiality agreements between the Company and SPS and between the Company and an affiliate of SPS in July 1995.

    The Company retained Lazard Freres & Co. LLC ("Lazard") in August 1995 to assist it in evaluating any potential transactions.

    The GFI Offer. GFI conducted due diligence of HSC in May and June of 1995, and in July 1995, it indicated to the Company that it would make a firm offer to purchase HSC. On September 22, 1995, GFI offered to purchase the outstanding capital stock of HSC for a price of $46 million in cash on a debt-free basis. Currently, HSC has approximately $12.5 million outstanding under its credit facilities (including $1.3 million outstanding under a facility maintained by its UK subsidiary), all of which is secured by liens on the assets of HSC and its UK subsidiary and guaranteed by the Company.

    After further negotiations concerning the terms of GFI's offer and the terms of the acquisition, the Company entered into the Stock Purchase Agreement with GFI on October 9, 1995. See "--Description of Stock Purchase Agreement" below. After payment of outstanding debt, transaction expenses, taxes and a purchase price adjustment, the Company currently estimates that the net value of GFI's $46 million purchase price will be approximately $5.20 per share of the Company's common stock. See "--Proposed Disposition of Proceeds; Impact of the GFI Sale on the Company" below.

    The waiting period with respect to the GFI Sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has expired, and the Committee on Foreign Investment in the United States ("CFIUS") has determined that no investigation of the GFI Sale under the Exon-Florio Amendment is necessary. See "--Regulatory Approvals" below.

    The Initial SPS Offers. SPS conducted due diligence concerning HSC in August 1995. On August 31, 1995, representatives of SPS met with representatives of the Company and Lazard and presented an oral proposal under which (i) SPS would purchase all of the outstanding common stock of Industries in a tender offer or a merger for a price approximating $8 per share and (ii) management of Industries would form a new company which would conduct a rights offering to Industries' existing stockholders and with the proceeds thereof would buy from Industries for approximately $12 million the stock of Defense Systems, a subsidiary of the Company whose business has been terminated and whose remaining asset consists of claims against the U.S. Navy. This proposal presented a number of issues, including the expense, delay and contingencies incident to conducting an underwritten, registered rights offering, questions surrounding the availability to Defense Systems of net operating losses for federal income tax purposes and the Company's uncertainty as to whether and when SPS would be willing to sign a firm purchase commitment. The Company viewed this proposal as too complex, too contingent and potentially too costly. SPS subsequently made other proposals pertaining to the purchase of HSC only.

    On September 26, 1995, SPS presented an oral offer to the Company to purchase the outstanding capital stock of HSC for $35.1 million, subject to existing debt (which the Company believes SPS thought was only approximately $11 million at that time). SPS's offer was predicated upon its obtaining financing, and SPS orally indicated that it might require the Company to make significant expenditures or adjust the purchase price for potential costs for certain environmental remedial actions at HSC's Torrance, California facility which SPS believed could be required after it became the owner of HSC. SPS indicated that it expected such expenditures or price adjustment to be between $3 million and $5 million.

    On October 6, 1995, a representative of SPS presented a revised written proposal whereby SPS would purchase the outstanding capital stock of HSC for $48.4 million in cash on a debt-free basis. The offer was subject to approval by the Company's stockholders, clearance under the HSR Act, the absence of material adverse changes, continuing operation of the HSC business in the ordinary course and SPS's lender's reasonable satisfaction with the transaction terms. The SPS representative also stated that the offer was subject to the satisfactory completion by SPS and its lender of additional due diligence with respect to HSC, which due diligence SPS expected to take up to four weeks to complete.

    Board of Directors Approval of GFI Sale. After carefully considering the terms of the agreement the Company had negotiated with GFI and the offer from SPS contained in its October 6, 1995 letter to the Company, the Board of Directors of the Company concluded that the GFI offer was preferable for the Company and its stockholders for the following reasons (without assigning relative weights thereto):

        (i) GFI had represented that it already had funds available to complete the purchase of HSC so its offer was not subject to financing as the SPS offer was;

        (ii) GFI had completed its due diligence, whereas SPS and its lender wished to conduct further due diligence, which would potentially take several weeks with no certainty that SPS and its lender would be willing to proceed with a transaction upon the completion thereof;

        (iii) GFI had agreed to exclude certain inventory, contract and environmental matters from the Company's indemnification obligations, whereas SPS had at one point indicated that the Company should expend between $3 million and $5 million or reduce the proposed purchase price for potential costs for certain environmental remedial actions at HSC's Torrance, California facility which SPS believed could be required after it became the owner of HSC;

        (iv) GFI and the Company had completed negotiations of a definitive purchase agreement, whereas that process had not begun with SPS and the Company could not predict what additional issues might arise during negotiations with SPS;

        (v) GFI currently has no operations in the United States and SPS is a significant participant in the U.S. fastener industry which could lead to heightened scrutiny of an SPS transaction from the U.S. antitrust authorities, and although a GFI transaction, but not an SPS transaction, would need to be reviewed under the Exon-Florio Amendment, the Board of Directors did not foresee any difficulties with GFI obtaining the necessary clearance to complete the transaction on a timely basis;

        (vi) the view of the Board of Directors that current management and employees of HSC could interpret the statement in SPS's October 6 offer letter that a combined SPS and HSC could achieve "significant economies and synergies" as affecting their continued employment by HSC which, when coupled with the uncertainties and delays inherent in pursuing SPS's offer, could lead to the departure of key employees, which could disrupt the operations of HSC's business prior to the closing and would significantly disadvantage HSC in the event the transaction was not consummated for any reason; and

        (vii) the Board of Directors had received an opinion from Lazard dated October 7, 1995 that, as of such date, the consideration to be paid to the Company in the GFI Sale is fair to the Company from a financial point of view (see "--Fairness Opinion of Lazard" below). (Lazard was not requested to, and did not, provide a valuation of any of the SPS proposals.)

    The Company and GFI entered into the Stock Purchase Agreement on October 9, 1995, and a public announcement of that agreement was made that day.

    Subsequent SPS Offer. On October 12, 1995, the Company received a letter from SPS increasing its proposed purchase price to $50 million, subject to the terms of a definitive purchase agreement to be approved by the boards of directors of the Company and SPS following SPS's completion of due diligence and review of disclosure schedules. The letter also stated that SPS expected to enter into a purchase agreement with the Company on terms "substantially similar" to those in the GFI Stock Purchase Agreement. The Board of Directors of the Company required further information and clarification to determine whether SPS's revised proposal was in fact superior to the terms of the GFI Sale. The Company notified GFI, pursuant to the provisions of the Stock Purchase Agreement, of its intention to pursue discussions with SPS. See "--Description of Stock Purchase Agreement--Non-Solicitation" below.

    The Company responded to SPS's revised proposal with a letter from the Company's counsel dated October 17 requesting further information from SPS, including clarification of the terms of its proposal, specification of the changes SPS would require in the terms of the GFI Stock Purchase Agreement, information regarding the availability, sources and terms of the financing which would be necessary for SPS to complete its proposed transaction and specification of the further due diligence SPS wished to perform and its timetable for doing so.

    In a letter dated October 25, SPS outlined generally some further due diligence it wished to conduct but did not respond to any of the other inquiries, except to indicate that SPS would expect the $1.3 million termination fee payable by the Company to GFI in the event the Company terminated the GFI Stock Purchase Agreement to enter into an agreement with SPS (see "--Description of Stock Purchase Agreement--Termination Fee" below) would be funded out of the SPS purchase price, which would be payable only if a transaction with SPS closed. The Company, by a letter dated October 26, agreed to permit SPS to conduct further additional due diligence and reiterated its need for responses to the other questions raised in the October 17 letter. In early November, SPS again indicated its interest in HSC but, despite a further request from the Company, it did not provide the additional information the Company had previously requested.

FAIRNESS OPINION OF LAZARD

    The Company has retained Lazard to act as its exclusive financial advisor with respect to the GFI Sale and related matters. On October 7, 1995, Lazard delivered its oral opinion to the Board of Directors of the Company that, based upon and subject to various considerations set forth in such opinion and such other factors as it deemed relevant, as of that date, the consideration to be paid to the Company in the GFI Sale is fair to the Company from a financial point of view. Lazard subsequently delivered its written opinion to the Company's Board to such effect dated as of October 7, 1995.

    A COPY OF THE FULL TEXT OF THE OPINION OF LAZARD DATED AS OF OCTOBER 7, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ANNEXED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY OF THE OPINION OF LAZARD IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION OF LAZARD IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING. STOCKHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ THE OPINION OF LAZARD IN ITS ENTIRETY.

    In rendering its opinion, Lazard, among other things: (i) reviewed the financial terms and conditions of a current draft of the Stock Purchase Agreement; (ii) analyzed certain historical business and financial information relating to HSC and the Company; (iii) reviewed various financial forecasts and other data provided to Lazard by the Company relating to the Company's and HSC's businesses, including actual operating results through August 1995; (iv) held discussions with members of the senior management of the Company with respect to the businesses and prospects of HSC and the Company; (v) reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of HSC; (vi) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of HSC, and in other industries generally (see "--Selected Recent Transactions Analysis" below); (vii) reviewed the historical stock prices and trading volumes of the Company's common stock; (viii) relied on the advice of the Company that no substantial corporate level federal or potential state income or capital gains taxes will be payable in connection with the GFI Sale by the Company or HSC by reason of the availability of net operating losses; and
(ix) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate. The Company has subsequently advised Lazard that state income and federal alternative minimum tax liabilities of approximately $500,000 will be payable in connection with the GFI Sale, and Lazard has indicated that this would not cause it to change its opinion.

    In connection with its review, Lazard relied upon the accuracy and completeness of the financial and other information provided to it by the Company and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of HSC or the Company. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based and noted that no projections were made available to it beyond those for the fiscal year ending May 31, 1996, and that they were told that no such projections exist. Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion.

    In rendering its opinion, Lazard assumed that the GFI Sale would be consummated on the terms described in the Stock Purchase Agreement, without any waiver of any material terms or conditions by the Company and that completion of the GFI Sale will not have any impact on certain pending litigation between the Company and the U.S. Navy (see "--Business of the Company Excluding HSC" below). Lazard noted that it had not been authorized to solicit potential purchasers of HSC or the Company but that it or the Company had discussions with certain potentially interested parties suggested by the Company. These parties consisted of Fairchild Corporation, Cherry Textron and Allfast Fastening Systems, Inc. In that regard, Lazard noted that it had also reviewed a letter dated October 6, 1995 from, and had discussions with, SPS which proposed, subject to certain conditions, including the negotiation and execution of definitive agreements to be approved by the Company's and SPS's boards of directors, to acquire HSC for $48.4 million in cash (without the assumption of debt). See "--Background of the GFI Sale--The SPS Offers" above. Lazard was not asked to, and did not, render an opinion on the proposal contained in the October 6, 1995 letter.

    The following is a summary of the presentation made by Lazard in connection with its opinion to the Board of Directors of the Company. Lazard notes that it did not attribute any particular weight to any analysis or factor considered by it in reaching its opinion.

    Summary Financial Information. Lazard reviewed certain historical business and financial information relating to the Company and HSC. In addition, based upon projections and forecasts provided to it by the Company and revised as of August 1995, Lazard reviewed a projected pro forma income statement for HSC for the fiscal year ending May 31, 1996. This review took into account the Company's estimated fiscal 1996 revenues and earnings.

    Pro Forma Analysis at Various Prices. Based upon the financial information it received from the Company, Lazard calculated a range of enterprise values for HSC. In conducting this analysis, Lazard considered enterprise value as a multiple of pro forma revenues, pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") and pro forma earnings before interest and taxes ("EBIT") (excluding for purposes of EBITDA and EBIT calculations corporate overhead of $2.7 million and $0.2 million of non-operating income). This analysis indicated that an enterprise value (equity value plus net debt of $12.5 million) ranging from $40.0 million to $50.0 million would represent (i) a multiple of HSC's pro forma 1995 revenues of 0.7x to 0.9x and a multiple of HSC's estimated pro forma 1996 revenues of 0.6x to 0.8x; (ii) a multiple of HSC's pro forma 1995 EBITDA of 7.2x to 9.0x and a multiple of HSC's estimated pro forma 1996 EBITDA of 6.6x to 8.2x; and (iii) a multiple of HSC's pro forma 1995 EBIT of 11.3x to 14.2x and a multiple of HSC's estimated pro forma 1996 EBIT of 12.6x to 15.7x.

    Lazard also considered equity value as a multiple of pro forma net income (assuming EBIT, as adjusted, historical interest rates of 10.4% on HSC's United States debt and 8.6% on HSC's assumed United Kingdom debt and a pro forma tax rate of 38%) and pro forma book value at August 31, 1995. This analysis indicated that, assuming an enterprise value ranging from $40.0 million to $50.0 million, a corresponding equity value (enterprise value minus net debt of $12.5 million) ranging from $27.5 million to $37.5 million would represent a multiple of (i) HSC's pro forma 1995 net income ranging from 19.7x to 26.9x and HSC's estimated pro forma 1996 net income ranging from 23.2x to 31.7x; and (ii) HSC's pro forma book value at August 31, 1995 ranging from 0.7x to 1.0x.

    Lazard further concluded that (i) an enterprise value of $46.0 million would represent a multiple of (A) 0.8x pro forma 1995 revenues and 0.7x estimated pro forma 1996 revenues; (B) 8.3x pro forma 1995 EBITDA and 7.6x estimated pro forma 1996 EBITDA; and (C) 13.0x pro forma 1995 EBIT and 14.4x estimated pro forma 1996 EBIT; and (ii) an equity value of $33.5 million would represent a multiple of (A) 24.0x pro forma 1995 net income and 28.3x estimated pro forma 1996 net income; and (B) 0.9x pro forma book value at August 31, 1995.

    Comparable Public Companies Analysis. Lazard believed that there were no companies with precisely the same mix of businesses and financial condition as HSC. However, Lazard reviewed and analyzed the transaction in terms of certain financial, operating and stock market information of seven fastener and industrial companies which Lazard believed to be potentially comparable to HSC (the "Comparable Companies"). The Comparable Companies consisted of Danaher Corp. ("DHR"), Eaton Corp. ("ETN"), Fairchild Corp. ("FA"), GFI Industries ("GFI"), Illinois Tool Works ("ITW"), SPS Industries ("ST") and Thiokol Corp. ("TKC"). Lazard's analysis indicated that the total capitalization (stock market value plus net debt) of the Comparable Companies as of September 22, 1995 represented a multiple of (A) 1995 revenues ranging from 0.5x (GFI) to 1.7x
(ITW) with an average of 1.0x and estimated 1996 revenues ranging from 0.4x
(GFI) to 1.6x (ITW) with an average of 1.0x; (B) 1995 EBITDA ranging from 3.1x
(GFI) to 12.1x (DHR) with an average of 8.0x and estimated 1996 EBITDA ranging from 2.2x (GFI) to 9.6x (FA) with an average of 6.3x; (C) 1995 EBIT ranging from 5.5x (GFI) to 54.9x (FA) with an average of 17.0x and estimated 1996 EBIT ranging from 3.3x (GFI) to 22.9x (FA) with an average of 10.6x. Lazard's analysis also indicated that the market price of the Comparable Companies represented a multiple of (A) 1995 earnings per share ("EPS") ranging from 10.5x
(ETN) to 26.0x (DHR) with an average of 16.8x and estimated 1996 EPS ranging from 9.3x (GFI) to 18.8x (DHR) with an average of 13.9x; and (B) book value ranging from 1.2x (GFI) to 4.0x (ITW) with an average of 2.3x.

    Lazard compared these multiples for the Comparable Companies to the corresponding multiples implied by the purchase price offered by GFI. Lazard's analysis indicated that the proposed purchase price of $46.0 million for HSC represented a multiple of (A) 0.8x pro forma 1995 revenues and 0.7x estimated pro forma 1996 revenues; (B) 8.3x pro forma 1995 EBITDA and 7.6x estimated pro forma 1996 EBITDA; and (C) 13.0x pro forma 1995 EBIT and 14.4x estimated pro forma 1996 EBIT. Lazard's analysis also indicated that the proposed purchase price for HSC's equity represented a multiple of (A) 24.0x pro forma 1995 net income and 28.3x estimated pro forma 1996 net income; and (B) 0.9x pro forma book value at August 31, 1995.

    Lazard's analysis indicated that the enterprise value (market value plus net debt) of the Company as of September 22, 1995, represented a multiple of (A) 0.9x 1995 revenues and 0.9x estimated 1996 revenues; (B) 18.1x 1995 EBITDA and 8.8x estimated 1996 EBITDA; and (C) 55.9x 1995 EBIT and 16.8x 1996 EBIT. Lazard's analysis also indicated that the market value of the Company as of September 22, 1995, represented a multiple of (A) NMx 1995 net income (net income for such period is less than zero) and 13.9x estimated 1996 net income; and (B) 1.6x book value at August 31, 1995.

    Selected Recent Transactions Analysis. Lazard reviewed and analyzed selected financial, operating and stock market information relating to 32 transactions since 1990 in the fastener/industrial components industry (the "Selected Recent Transactions"). The Selected Recent Transactions consisted of Johnstown America Industries Inc./Truck Components Inc., Harvard Industries Inc./Doehler-Jarvis Inc., Khulman Corp./Schwitzer Inc., Precision Castparts Corp./Quamco Inc. (Columbus II Limited Partnership), Echlin Inc./Preferred Technical Group International Inc., Precision Gear Inc. (Boeing Co.)/Litton Precision Gear (Litton Systems Inc.), Lear Seating Corporation/Fiat SpA (seating business), Castle Harlan Partners II, L.P./Truck Components Inc., SPX Corp./Sealed Power Technologies Ltd. Partnership (Riken Corp.), FKI Plc/SPX Corp. (truth division), ITT Automotive Corp. (ITT Corp.)/General Motors (motors and actuators business), Wyman-Gordon Co./Cameron Forged Products (Cooper Industries Inc.), Lear Seating Corporation/Ford Motor Co. (seating and trim operations), Williams Controls Inc./Kenco Engineering Division of Sparkomatic Corp., Tyco Laboratories Inc./Suter Plc (industrial valves division), Automotive Industries Holding Inc./ASAA International Inc., T&N plc/Goetze AG, Cooper Industries, Inc./Moog Automotive Group, Inc. (IFINT S.A.), Echlin Inc./Sprague Devices, Inc., Watts Industries Inc./Henry Pratt Co., SPX Corp./Triangle Corp. (special tools business), Clark Equipment Company/Hurth Axle S.p.A., Tomkins PLC/Philips Industries Inc., H.H. Robertson Company/Ceco

Industries, Inc., BTR plc/Global Automotive Sealing Systems Group (United Technologies Corp.), Varity Corporation/Kelsey-Hayes Canada Limited, T&N plc/J.P. Industries, Inc., Vickers PLC/Cosworth Holdings Limited (Carlton Communications Plc), Staveley Industries plc/Howe Richardson Inc., Wyman-Gordon Co./Arwood Corp. (Interlake Corp.), Health-Mor Inc./Bliss Manufacturing Company, and Onex Corporation (North American auto parts operation)/Tate & Lyle PLC. However, Lazard noted that the reasons for, and the circumstances of, each of the transactions analyzed were diverse and the characteristics of the companies involved were not directly comparable to HSC or GFI.

    Lazard's analysis indicated that (i) price per share as a multiple of (A) LTM EPS ranged from 3.7x (Automotive Industries Holding Inc./ASAA International Inc.) to 44.7x (Clark Equipment Company/Hurth Axle S.p.A.) with a median of 14.6x and a mean of 17.0x; and (B) book value ranged from 1.1x (Wyman-Gordon Co./Arwood Corp. (Interlake Corp.)) to 17.6x (Lear Seating Corporation/Fiat SpA (seating business)) with a median of 2.8x and a mean of 4.4x and (ii) enterprise value as multiple of (A) LTM EBIT ranged from 2.9x (Health-Mor Inc./Bliss Manufacturing Company) to 23.8x (Clark Equipment Company/Hurth Axle S.p.A.) with a median of 9.2x and a mean of 9.5x; (B) LTM earnings before interest, taxes and depreciation ranged from 2.6x (Health-Mor Inc./Bliss Manufacturing Company) to 14.6x (Clark Equipment Company/Hurth Axle S.p.A.) with a median of 5.5x and a mean of 6.1x; and (C) LTM sales ranged from 0.3x (H.H. Robertson Company/Ceco Industries, Inc.) to 2.7x (Vickers PLC/Cosworth Holdings Limited (Carlton Communications Plc)) with a median of 0.8x and a mean of 0.9x. This analysis also indicated that the premium of the proposed purchase price per share over the average trading price one month prior to the announcement of the Selected Recent Transactions ranged from (2.5)% (Varity Corporation/Kelsey-Hayes Canada Limited) to 70.4% (Staveley Industries plc/Howe Richardson Inc.) with a median of 34.0% and a mean of 28.8%. Lazard believed that it was not meaningful to compare the proposed purchase price offered by GFI to the market price of the Company's equity in terms of the premiums paid in Selected Recent Transactions primarily because HSC is a wholly-owned, nonpublicly traded subsidiary of the Company and Lazard was not in a position to quantify the value of the assets of the Company (principally, the U.S. Navy Claim) that are being retained by the Company.

    Lazard compared these multiples for the Selected Recent Transactions to the corresponding multiples implied by the purchase price offered by GFI. Lazard's analysis indicated that the proposed purchase price of $46.0 million for HSC represented a multiple of (A) 0.8x pro forma 1995 sales and 0.7x estimated pro forma 1996 sales; (B) 8.3x pro forma 1995 EBITDA and 7.6x estimated pro forma 1996 EBITDA; and (C) 13.0x pro forma 1995 EBIT and 14.4x estimated pro forma 1996 EBIT. Lazard's analysis also indicated that the equity value of the proposed transaction represented with respect to HSC, a multiple of (A) 24.0x pro forma 1995 net income and 28.3x estimated pro forma 1996 net income; and (B) 0.9x pro forma book value at August 31, 1995.

    Other Analysis. Lazard also reviewed information relating to the historical price and trading volume for the Company's stock.

    Special Considerations. The Company does not make, as a matter of course, public forecasts or projections as to future performance or earnings. However, in connection with their ongoing budgetary and financing activities, management of the Company periodically prepares certain projections of results of operations for the current fiscal year. Certain of such projections were provided to Lazard for its due diligence review in connection with the GFI Sale and related transactions. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF THE COMPANY OR ITS AFFILIATES. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation of the Company or any other person that the projections will prove to be correct. Neither Lazard nor any other party to whom any of these projections were provided assumes any responsibility for the accuracy of such information and, in connection with its review, Lazard assumed that these projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company. The Company has not prepared a five year plan and did not provide Lazard with projections beyond the fiscal year ending May 31, 1996, nor has the Company prepared any such projections.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the opinion of Lazard. No company or transaction used in the above analysis as a comparison is identical to the Company or GFI or the transaction contemplated by the Stock Purchase Agreement. The analyses were prepared solely for purposes of Lazard providing its opinion as to the fairness of the consideration to be paid to the Company in the GFI Sale from a financial point of view and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses.

    In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Future results or actual values may be materially different from those forecasts or estimates contained in the analyses. As described above, Lazard's opinion was one of several factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Stock Purchase Agreement. While the foregoing summary covers the material aspects of the analyses performed by Lazard, the foregoing summary does not purport to be a complete description of such analyses and is qualified in its entirety by reference to the written opinion of Lazard set forth in Appendix B.

    Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. The Board of Directors of the Company selected Lazard to act as its exclusive financial advisor on the basis of Lazard's expertise and its reputation in investment banking and mergers and acquisitions.

    In connection with Lazard's services as financial advisor to the Company, the Company has agreed to pay Lazard a fee, payable upon consummation of the GFI Sale, of $800,000. The Company has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including, but not limited to, fees and expenses of its counsel. The Company has agreed to indemnify Lazard and certain related parties against certain liabilities, including liabilities arising under the federal securities laws.

DESCRIPTION OF STOCK PURCHASE AGREEMENT

    General. The material terms and provisions of the Stock Purchase Agreement are summarized below. However, such summary does not purport to be complete and is qualified in its entirety by the terms of the Stock Purchase Agreement which is annexed as Appendix A to this Proxy Statement.

    Purchase Price and Closing. The cash purchase price for the outstanding capital stock of HSC payable by GFI at the closing is $46 million; provided, however, that such purchase price is subject to increase or decrease on a dollar-for-dollar basis to the extent that the consolidated net worth (subject to certain adjustments) of HSC (including its subsidiaries) as of the closing date exceeds or is less than $38 million, based upon a review to be performed by Coopers & Lybrand L.L.P. as of the closing date. The following adjustments are to be made in determining the consolidated net worth of HSC as of the closing date: (i) any intercompany payables or receivables between HSC (including its subsidiaries), on the one hand, and the Company and its other subsidiaries, on the other hand, are to be deemed satisfied in full on the closing date, (ii) appropriate adjustments are to be made to transfer certain pension and retirement plans' liabilities, assets and related insurance policies from the Company to HSC, (iii) net deferred tax assets are not to exceed $500,000, (iv) the amount of inventory is to be calculated consistent with HSC's current practice, (v) HSC's liability with respect to its retirement plans is to be $4.028 million and the current value of the assets of such plans is to be determined in a manner consistent with HSC's and the Company's usual practice and (vi) no liability or reserve is to be reflected for certain matters specifically excluded from the Company's indemnification obligations under the Stock Purchase Agreement. Assuming the GFI Sale had been consummated as of August 31, 1995, the adjusted consolidated net worth of HSC (including its subsidiaries) would have been $37,113,000, requiring a payment from the Company to GFI of $887,000. (See "--Proposed Disposition of Proceeds; Impact of the GFI Sale on the Company" below.) In the event that the Company and GFI have any disagreement regarding the closing date balance sheet which they are unable to resolve, such disagreement will be referred to a "Big Six" firm of independent public accountants jointly selected by the Company and GFI, which firm shall resolve the disagreement and determine the consolidated net worth of HSC as of the closing date.

    The closing of the GFI Sale is expected to occur within five business days of the satisfaction or waiver of all closing conditions, which are described below.

    Representations and Warranties. In the Stock Purchase Agreement the Company makes customary representations and warranties to GFI including, without limitation, representations and warranties regarding HSC's capital stock, financial statements, liabilities, actions since May 31, 1995, properties, litigation, contracts and agreements, employee benefit plans, assets, taxes, intellectual property and environmental compliance. GFI also makes customary representations and warranties to the Company, including, without limitation, a representation that GFI has funds available to complete the purchase of HSC.

    Additional Covenants. The Company has agreed that from the date of the Stock Purchase Agreement until the closing, HSC will conduct its business in the ordinary course substantially in the manner carried on prior to the date of the Stock Purchase Agreement, and that HSC will not engage in any activity or enter into any agreement other than in the ordinary course of its business as previously conducted. In addition, the Company agreed that HSC will not take certain specified actions without GFI's prior written approval, including engaging in any activity or transaction or entering into any agreement or commitment other than in the ordinary course of HSC's business, paying any dividend, incurring any long-term debt, incurring any short-term debt other than in the ordinary course of business or paying any claims, liabilities or obligations other than in the ordinary course of business.

    On or prior to the closing date, the Company will cancel or contribute to the capital of HSC, the net amount of all inter-company debt between the Company and HSC. On or prior to the closing date, the Company will also cause all indebtedness of HSC for borrowed money to be repaid. As of August 31, 1995, the net amount of all intercompany debt between the Company and HSC was approximately $3.8 million, and the amount of indebtedness of HSC for borrowed money was approximately $12.5 million.

    Closing Conditions. The obligation of the Company to consummate the GFI Sale is subject to the satisfaction or waiver of certain conditions, including (i) approval of the GFI Sale by the Company's Stockholders, (ii) receipt of all necessary regulatory consents and approvals, including the expiration or termination of the waiting period under the HSR Act and either a determination by CFIUS not to investigate the GFI Sale under the Exon-Florio Amendment or the completion of any such investigation or the determination by the President not to take any action with respect thereto, (iii) the truth and correctness on the closing date of the representations and warranties of GFI contained in the Stock Purchase Agreement and (iv) performance or compliance by GFI in all material respects with all agreements and covenants required by the Stock Purchase Agreement to be performed or complied with by it on or prior to the closing date.

    The obligation of GFI to consummate the GFI Sale is subject to the satisfaction or waiver of certain conditions, including, (i) receipt of all necessary regulatory consents and approvals, including the expiration or termination of the waiting period under the HSR Act and either a determination by CFIUS not to investigate the GFI Sale under the Exon-Florio Amendment or the completion of any such investigation or the determination by the President of the United States not to take any action with respect thereto, (ii) the truth and correctness on the closing date of the representations and warranties of the Company contained in the Stock Purchase Agreement and (iii) performance or compliance by the Company in all material respects with all agreements and covenants required by the Stock Purchase Agreement to be performed or complied with by it on or prior to the closing date.

    Indemnification. The representations and warranties of the Company and of GFI contained in the Stock Purchase Agreement survive the closing and expire on March 31, 1997, and any indemnification claims with respect to a breach of any representation and warranty must be made on or prior to such date.

    Subject to a $250,000 deductible with respect to breaches of representations and warranties and an overall limitation in an amount equal to the purchase price, the Company has agreed to indemnify GFI for any damages incurred by GFI as a result of a breach or violation of any covenant or agreement of the Company contained in the Stock Purchase Agreement or any breach of a representation or warranty of the Company contained therein, except to the extent the same are reflected on the closing date balance sheet. Notwithstanding the foregoing, the Company has no obligation to indemnify GFI for any damages arising from (i) certain inventory related matters other than any increase in the amounts shown on a schedule attached to the Stock Purchase Agreement, (ii) potential economic effects of two particular sales contracts or (iii) certain specified environmental issues concerning HSC's facility located in Torrance, California. The Company has agreed that it shall retain and not distribute to its stockholders at least $3 million of the proceeds of the purchase price until at least March 31, 1997. The Company may, in its discretion, retain more than this amount, and it initially intends to retain approximately $15 million of the proceeds of the purchase price. See "--Proposed Disposition of Proceeds; Impact of the GFI Sale on the Company" below.

    GFI has agreed to indemnify the Company for any damages incurred by the Company as a result of a breach or violation of any covenant or agreement of GFI contained in the Stock Purchase Agreement or any breach of a representation or warranty of GFI contained therein. There are no limitations on GFI's indemnification obligations.

    Non-Solicitation. The Company agreed that it will not, directly or indirectly, solicit any inquiry or the making of any proposal which constitutes, or may be reasonably expected to lead to, a Competing Transaction (as defined below) or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to such inquiry or proposals; provided, however, that the Company is entitled to furnish information to, or enter into discussions or negotiations with, any person or entity that makes a bona fide written proposal for a Competing Transaction if (i) the Board of Directors of the Company determines in good faith that such Competing Transaction is economically superior to the transactions contemplated by the Stock Purchase Agreement and that such action is necessary or required for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders, (ii) the Company advises GFI that it is furnishing information to, or entering into negotiations with, such person or entity prior to doing so and (iii) the Company enters into a confidentiality agreement with such person or entity prior to furnishing any information to them. A "Competing Transaction" means any of, or a proposal to effect any of, the following (other than the transactions contemplated by the Stock Purchase Agreement): (i) any merger, consolidation, business combination or other similar transaction with respect to Company or HSC, (ii) any sale, transfer or other disposition of the capital stock of HSC or (iii) any tender offer or exchange offer for all of the outstanding capital stock of the Company.

    Termination. The Stock Purchase Agreement may be terminated at any time (i) by mutual written consent of the Company and GFI; (ii) by either the Company or GFI if (A) there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Stock Purchase Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach or (B) if any permanent injunction or other order of a court or any competent authority preventing the consummation of the transactions contemplated by the Stock Purchase Agreement shall have become final and nonappealable; (iii) by either the Company or GFI if, for any reason, the closing shall not have occurred on or before May 31, 1996, provided, however, that the right to terminate under this provision is not available to any party whose failure to fulfill its obligations under the Stock Purchase Agreement has been the cause of or resulted in the failure of the closing to have occurred on or prior to such date; (iv) by either the Company or GFI if the approval of the stockholders of the Company of the GFI Sale has not been obtained by reason of the failure to obtain the required affirmative vote of the stockholders; (v) by the Company if the Board of Directors of the Company shall have recommended a Competing Transaction to the stockholders and shall have determined that such Competing Transaction is economically superior to the GFI Sale and that such action is necessary or required for the Board of Directors to comply with its fiduciary duties to the Company's stockholders; or (vi) by GFI if (A) the Board of Directors of the Company withdraws, modifies or changes its recommendation of the GFI Sale in a manner adverse to GFI or shall have resolved to do so, (B) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction or resolved to do so or (C) a tender offer or exchange offer for all of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect thereto.

    Termination Fee. The Company agrees that it will pay to GFI a termination fee in an amount equal to $1.3 million if the Stock Purchase Agreement is terminated for any of the following reasons: (i) if the Company shall have terminated the Stock Purchase Agreement pursuant to clause (v) of the preceding paragraph; (ii) if the Company or GFI shall terminate the Stock Purchase Agreement pursuant to clause (iv) of the preceding paragraph due to the failure of the Company's stockholders to approve the GFI Sale and (A) at the time of such failure to so approve the GFI Sale there shall exist or have been proposed a Competing Transaction and (B) within one year following such termination, the Company or any of its subsidiaries shall have consummated a

Competing Transaction; (iii) if the Company or GFI shall terminate the Stock Purchase Agreement pursuant to clause (iii) of the preceding paragraph, a vote of the stockholders of the Company at a duly held meeting with respect to the GFI Sale shall not have occurred and been certified prior to such termination and (A) at the time of such termination there shall exist or shall have been proposed a Competing Transaction and (B) within one year following such termination, the Company or any of its subsidiaries shall have consummated a Competing Transaction; or (iv) if GFI terminates the Stock Purchase Agreement pursuant to clause (vi) (A) or (B) of the preceding paragraph.

    Fees and Expenses. The Company and GFI are each responsible for the fees and expenses incurred by them in connection with the Stock Purchase Agreement.

    Dispute Resolution. The Stock Purchase Agreement is governed by the laws of the State of New York. Any disputes which arise under the Stock Purchase Agreement which the parties are unable to resolve will be settled by arbitration held in New York, New York in accordance with the Arbitration Rules of the International Chamber of Commerce.

REGULATORY APPROVALS

    The Company and GFI have each filed the notification required by the HSR Act with the Federal Trade Commission and the U.S. Department of Justice. The waiting period under the HSR Act during which the GFI Sale may not be consummated while the Federal Trade Commission and the Department of Justice consider the applicability of the antitrust laws to the GFI Sale expired on November 19, 1995.

    The Company and GFI have each filed the voluntary notification required by the Exon-Florio Amendment with CFIUS. By letter dated November 24, 1995, CFIUS advised the Company that since there are no issues of national security sufficient to warrant an investigation, action under the Exon-Florio Amendment with respect to the GFI Sale was concluded.

STOCKHOLDER APPROVAL

    The GFI Sale must be approved by the holders of the majority of the outstanding common stock of the Company since it constitutes the sale of substantially all of the assets of the Company.

    In connection with the Stock Purchase Agreement, GFI entered into a Stockholders Agreement dated as of October 9, 1995, with The Wingate Family Trust of 1980, The Shoshanna L. Wingate Revocable Trust, The David A. & Shoshanna Wingate Foundation Inc. and Philip M. Slonim. Pursuant to this Agreement, such stockholders, who together are the beneficial owners of 1,777,561 shares, or 30.36% of the outstanding shares of common stock of the Company, have agreed to vote all shares of the Company's common stock which they beneficially own (i) in favor of the GFI Sale, (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement or of such stockholders under the Stockholders Agreement or
(B) impede or interfere with, delay, postpone or adversely affect the Stock Purchase Agreement or the transactions contemplated thereby and by the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by GFI, against the following actions (other than the GFI Sale): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (B) any sale, lease or transfer of a substantial portion of the assets or business of the Company or its subsidiaries, or reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its subsidiaries; or (C) any change in the present capitalization of the Company including any proposal to sell a substantial equity interest in the Company or its subsidiaries. Such stockholders have given to GFI an irrevocable proxy concerning the matters specified in the previous sentence.

    The Stockholders Agreement also provides that none of the stockholders who are party thereto will transfer any of their shares of common stock of the Company to any other person until after the termination of the Stockholders Agreement, which will occur upon the earlier of the consummation of the transactions contemplated by the Stock Purchase Agreement and the termination of the Stock Purchase Agreement in accordance with its terms.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE GFI SALE IS FAIR TO THE COMPANY AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE GFI SALE.

NO RIGHTS OF APPRAISAL

    Dissenting stockholders will not have any rights of appraisal upon approval or consummation of the GFI Sale.

ACCOUNTING TREATMENT

    The GFI Sale will be treated as a sale of stock for accounting purposes. As a result, the Company will recognize a gain in its statement of operations currently estimated to be approximately $8 million, and the related balance sheet accounts of HSC will be removed from the Company's consolidated balance sheet. See "Unaudited Pro Forma Consolidated Financial Statements" below.

PROPOSED DISPOSITION OF PROCEEDS; IMPACT OF THE GFI SALE ON THE COMPANY

    The Company will use approximately $12.5 million of the proceeds from the GFI Sale to repay existing indebtedness. After repayment of debt, transaction expenses, taxes and a purchase price adjustment, the GFI Sale is expected to result in net proceeds to the Company of approximately $30 million. The Company currently intends to distribute approximately one-half of such net proceeds to stockholders. The balance of the proceeds will be used by the Company for working capital purposes, for the prosecution of the Company's claims against the U.S. Navy and to enable the Company to satisfy claims totaling $11.2 million plus interest made against it by the U.S. Navy in the event of an adverse outcome in that matter. See "--Business of the Company Excluding HSC--U.S. Navy Claims" below.

    The following table sets forth, in aggregate and on a per share basis, the gross proceeds from the GFI Sale and the application of such proceeds, including the amounts the Company currently intends to distribute to stockholders and the amount it currently intends to retain for working capital purposes and for the prosecution of its claims against the U.S. Navy. Such amounts are approximate and are based on the Company's current estimates. The amounts shown for repayment of debt and the purchase price adjustment assume the GFI Sale had been consummated as of August 31, 1995. There can be no assurance that such amounts will actually be realized.

                      ESTIMATED PROCEEDS FROM THE GFI SALE

                                                     AGGREGATE
                                                   (IN THOUSANDS)    PER SHARE
                                                   --------------    ---------
Gross proceeds from the GFI Sale.................     $ 46,000        $  7.86
Adjustments:
  Repayment of debt..............................      (12,534)         (2.14)
  Transaction expenses and taxes.................       (2,150)          (.37)
  Purchase price adjustment......................         (887)          (.15)
                                                   --------------    ---------
Net proceeds from the GFI Sale...................       30,429           5.20
Estimated distribution to stockholders...........      (15,214)         (2.60)
                                                   --------------    ---------
Retained by the Company..........................     $ 15,215        $  2.60
                                                   --------------    ---------
                                                   --------------    ---------

    Because the Company's only operating business is conducted through HSC, the sale of HSC to GFI will have a significant impact on the Company. See "Unaudited Pro Forma Consolidated Financial Statements" below. Upon consummation of the GFI Sale, the business of the Company will consist primarily of pursuing its claims against the U.S. Navy in the respect of the termination of certain contracts. See "--Business of the Company Excluding HSC--U.S. Navy Claims" below.

    The Board of Directors currently anticipates that upon final resolution of the Company's claims against the U.S. Navy, the Company would complete the distribution of the Company's assets to its stockholders and would seek stockholder approval to dissolve the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes certain United States federal income tax consequences to the Company and its stockholders of the GFI Sale and certain United Stated federal income tax consequences to U.S. Stockholders (as defined below) of a distribution of a portion of the net proceeds from the GFI Sale (the "Distribution") to stockholders of the Company, which it is the current intention of the Company to make. The discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

    STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES OR OTHER TAX CONSEQUENCES OF THE GFI SALE AND THE DISTRIBUTION, INCLUDING THE EFFECT OF ANY STATE OR LOCAL TAX LAWS.

    Consequences of the GFI Sale. The Company and GFI have agreed to elect, under section 338(h)(10) of the Code, to treat the GFI Sale as a sale of assets of HSC for federal income tax purposes. The agreement to make a section 338(h)(10) election, which was a negotiated term of the GFI Sale, will enable GFI to obtain a "stepped-up" basis in the assets of HSC. The election will not have a material impact on the Company's federal income tax liability on the GFI Sale. The Company anticipates that the consolidated net operating loss carryforwards ("NOLs") of the Company and its subsidiaries (currently projected to be in excess of $18 million immediately prior to the GFI Sale) will offset the gain resulting from the GFI Sale and as a result that the GFI Sale will not result in significant current federal income tax liability for the Company. The gain offset by the Company's NOLs will significantly reduce the NOLs available to offset any subsequent income of the Company, however, including any income that may result from a favorable resolution of the Navy claims. It is currently projected that the Company and its subsidiaries, following the GFI Sale, will have approximately $10 million in NOLs available to offset such subsequent income. Thus, were the Company to recover more than approximately $10 million on the Navy claims, such excess would not be offset by the NOLs and (unless offset by other losses, credits and deductions) would be subject to federal income tax. In addition, the Company will be subject to federal alternative minimum tax and California franchise tax of approximately $500,000 in the aggregate as a result of the GFI Sale.

    The Company believes that the portion of net proceeds from the GFI Sale that it currently plans to retain and not distribute to stockholders as part of the Distribution reasonably reflects the working capital and reserve needs of the Company following the GFI Sale. The Internal Revenue Service (the "IRS") could assert, however, that the amount so retained is excessive, and attempt to impose an "accumulated earnings tax" of 39.6% on all or part of the net proceeds retained by the Company. While the Company believes that the IRS should not prevail in any such assertion, the application of the accumulated earnings tax is an inherently factual matter, and no assurance can be given that the IRS would not prevail, were it to assert that such tax should apply to the Company. If the stock ownership of the Company were to become more concentrated following the GFI Sale, so that five or fewer individuals directly or indirectly owned more than 50% by value of the Company's stock (the Company estimates that, at present, approximately 30% of its stock is directly or indirectly owned by five or fewer individuals), and if thereafter 60% or more of the Company's adjusted gross income for any year were passive income, such as interest, dividends, and royalties, "personal holding company" tax of 39.6% also would be imposed on the undistributed taxable income (subject to certain adjustments) of the Company.

    The GFI Sale will not have any federal income tax consequences for holders of the Company's common stock.

    Consequences of the Distribution. The following summary deals only with the receipt of a Distribution by a U.S. Stockholder (as defined below) that holds its Company common stock as a capital asset and does not deal with stockholders that are subject to special tax rules, such as tax-exempt entities, dealers in securities or currencies, financial institutions, life insurance companies, persons holding Company stock as a part of a hedging or conversion transaction or a straddle or persons whose "functional currency" is not the U.S. dollar. As used herein, a "U.S. Stockholder" means a holder of the Company's common stock who is a citizen or resident of the United States, a corporation, partnership or other entity created in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States income taxation regardless of its source.

    The Company believes that the Distribution, together with subsequent distributions to stockholders of any remaining assets of the Company following the resolution of the Navy claims, should qualify, for federal income tax purposes, as distributions in complete liquidation of the Company. As discussed below, the determination whether the Distribution is to be treated as part of a series of distributions in complete liquidation of the Company is inherently factual, however, and the IRS may dispute this characterization and assert that the Distribution should be treated as a non-liquidating distribution that is taxable as a dividend to the extent of the Company's accumulated or current "earnings and profits" (including the Company's gain on the GFI Sale).

    Assuming the Distribution is respected as part of a series of distributions in complete liquidation of the Company, a U.S. Stockholder will recognize gain or loss with respect to each block of stock (i.e., a group of shares purchased in the same transaction) of the Company's stock held by it, measured by the difference between the U.S. Stockholder's cost or other basis in that block of stock and the total amount of all liquidating distributions made with respect to the block of stock. Such gain or loss will be capital gain or loss if the Company's stock is held as a capital asset by the U.S. Stockholder. The time at which a U.S. Stockholder will recognize gain or loss, the method for calculating the amount of such gain or loss, and characterization of such gain or loss as short-term or long-term will be as follows:

        (i) Gain or loss will be determined separately with respect to each block of stock held by the stockholder.

        (ii) Each liquidating distribution will be allocated proportionately to each share of stock held by the stockholder.

        (iii) Gain, if any, with respect to each block of stock held by the stockholder will be recognized by the stockholder at the time of the receipt of a distribution, in an amount equal to the excess of (a) the amount of the distribution that is allocable to that block of stock over (b) the stockholder's basis in that block of stock (as reduced by the aggregate amount of the portions of previous liquidating distributions allocable to that block of stock).

        (iv) Loss, if any, with respect to each block of stock held by the stockholder will be recognized by the stockholder only after the Navy claims are resolved and the Company completes the distribution of its remaining assets (other than assets retained for the payment of liabilities and expenses) to the stockholders.

        (v) The holding period for determining whether gain or loss is short-term or long-term will end on the day on which the gain or loss is recognized. Gain or loss will be long-term if the holding period is more than one year.

    The determination whether the Distribution, together with subsequent distributions, qualify as a series of distributions in complete liquidation for federal income tax purposes is inherently factual. In general terms, for distributions to qualify as part of a complete liquidation, (i) there must be a manifest intention to liquidate; (ii) there must be a continuing purpose to terminate corporate affairs; and (iii) the corporation's activities must be directed to such termination. The adoption of a formal plan of liquidation is not required, and there is no set time within which the liquidation must be completed, although adoption of a plan of liquidation and the speed with which a liquidation is completed are both indicia of an intent to liquidate. The Company believes that there are strong factual indicia supporting the treatment of the Distribution, for federal income tax purposes, as part of a series of distributions in complete liquidation, including: (x) that the Distribution will be of substantially all of the assets of the Company not needed as working capital or reserves in connection with the Navy claims; (y) that the Company will not be engaged in any business activities other than resolution of the Navy claims and ministerial attention to its other assets following the GFI Sale; and
(z) that the Board of Directors currently intends to seek stockholder approval for the distribution of the Company's remaining assets and the dissolution of the Company upon final resolution of the Navy claims. Because the determination is inherently factual and dependent in part on future events, however, there can be no assurance that the IRS would not prevail in asserting that the Distribution is not part of a complete liquidation and instead should be treated as a non-liquidating distribution.

    Assuming that the Distribution is treated as part of a series of distributions in complete liquidation of the Company, a U.S. Stockholder would be subject to federal income tax at a maximum marginal rate of 28% for individuals, and 35% for corporations, on any resulting capital gains.

    Were the Distribution treated as a non-liquidating distribution, a U.S. Stockholder would recognize ordinary income to the extent that the distribution is paid out of accumulated or current year "earnings and profits" of the Company (including the Company's gain on the GFI Sale), with such income subject to federal income tax at a maximum marginal rate of 39.6% for individuals, and 35% for corporations. In general, a U.S. Stockholder that is a corporation would be entitled to a

"dividends received deduction" of 70% (80% if the stockholder owns 20% or more of the Company's stock) of the amount of such ordinary income. To the extent that a distribution to a U.S. Stockholder exceeds such earnings and profits, it would be applied first to reduce such U.S. Stockholder's tax basis in its Company stock, and to the extent that the distribution exceeds the stockholder's basis, would result in capital gain for the stockholder. Special rules may apply under section 1059 of the Code to reduce the tax basis (and therefore increase the gain on distribution, liquidation or sale) of stock owned by U.S. Stockholders that are corporations and that purchased their stock within two years of the Distribution.

    Proposed tax legislation that would reduce the maximum marginal capital gains rate for individuals and for corporations was approved by the United States Congress, but vetoed by President Clinton, late in 1995. There can be no assurance that any such reduction in the capital gains rate will be reintroduced in Congress or will become law, or as to the effective date of any such reduction.

FINANCIAL INFORMATION

    For selected financial data of the Company and unaudited pro forma consolidated financial statements showing the effect of the consummation of the GFI Sale, see "Selected Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements" below.

BUSINESS OF THE COMPANY EXCLUDING HSC

    Upon consummation of the sale of HSC to GFI, the business of the Company will consist primarily of pursuing its claims against the U.S. Navy in respect of the termination of certain contracts. The Company also owns, through its wholly-owned subsidiary HSI Properties, Inc., 16 acres of land in Saugus, California, with incidental structures (2,700 square feet), which is currently being leased to a former subsidiary, Hi-Shear Technology Corp., for $90,000 per year.

    U.S. Navy Claims. The Company and its subsidiary Defense Systems are currently engaged in litigation with the U.S. Navy with respect to the termination of two contracts between Defense Systems and the Navy. On May 24, 1995, in a decision which addressed only entitlement and not damages, the Armed Services Board of Contract Appeals found in favor of Defense Systems, converting the default terminations of the two contracts into terminations for the convenience of the Government. The Department of Justice has appealed that decision.

    On November 18, 1987, the Navy awarded Hi-Shear Technology Corporation, a former subsidiary of the Company and the predecessor of Defense Systems (hereinafter referred to as its successor, Defense Systems), a contract to supply 7,787 Mark 214 MOD O Sea GNAT cartridges (the "MK 214") to the Navy. On July 5, 1988, the Navy awarded Defense Systems a contract to supply 3,700 MK 216 MOD O Radio Frequency Distraction Cartridges (the "MK 216") to the Navy. Both contracts called for first article samples, which would be subjected to extensive testing. Each production lot would also be subjected to extensive testing. The first article samples and each production lot would pass the testing requirements only if there were zero defects in the items tested; if there was one defect, the sample or lot failed.

    The MK 214s and the MK 216s were to be produced in accordance with the specifications supplied by the Navy. There were, however, a number of design defects in and other technical problems with the Navy's specifications. The Navy did not advise Defense Systems of the defects and other problems with the specifications that other contractors had encountered and told Defense Systems that the problems it was having producing the cartridges were caused by poor workmanship rather than the specifications.

    Although production of the MK 214s was to be completed by January 11, 1989 and delivery of the MK 216s to have commenced on September 28, 1989, by February 27, 1991, only two lots of MK 214s and only first article samples of MK 216s had been delivered, all of which were rejected for failure to meet the stringent fail/pass criterion.

    On February 27, 1991, Defense Systems wrote to the Navy's contracting officers for both the MK 214 and the MK 216 contracts stating that there were significant defects in the contract specifications and that Defense Systems needed compensation for the development efforts it had expended to overcome the defective specifications. The Navy denied responsibility for the problems Defense Systems had encountered in performing the contracts.

    On March 29, 1991, not having received a satisfactory response from the Navy and having reached the end of its line of credit with no prospect of a new loan, the Company terminated the operations of Defense Systems. The Navy viewed the shutdown of Defense Systems' operations as a repudiation and terminated the two contracts for default. The contract price at the time of termination was $9,829,145 for the MK 214 and $14,438,932 for the MK 216, and Defense Systems had received $11,183,776 in progress payments under the two contracts. Defense Systems, however, had spent $19,885,534 on the MK 214 and $18,685,422 on the MK 216 trying to perform under the contracts.

    The Armed Services Board of Contract Appeals found that the Navy's stringent fail/pass criterion was in part responsible for Defense System's inability to perform under the two contracts, that the Navy admitted to over 30 defects in its specifications for the MK 214 and MK 216, that none of the Navy's other contractors were able to meet the delivery schedules and performance requirements of the MK 214 and MK 216 contracts and that cartridges produced by such other contractors were accepted only after the Navy waived either the required performance tests or the results of such tests. The Board also found that the Navy's own information showed that following the contract specifications would result in an MK 214 cartridge that functions reliably only 91% of the time and an MK 216 cartridge that functions reliably only 88% of the time, but that these reliability factors were not mentioned in the contracts. Rather, the Board found that the contracts contained an implied warranty that the cartridges could be built and meet the zero defect performance requirements if the specifications were followed. Given the reliability factors, it would statistically require presentment of 100 lots of MK 216s to get three lots accepted or 100 lots of MK 214s to get six lots accepted. The Board concluded that Defense Systems did not understand, and it questioned whether the Navy understood, the statistical significance of the zero defect acceptance criterion when contracts were awarded. The Board determined that to require such an extent of unanticipated effort in a production type contract to gain an acceptable lot represents a commercial impracticability and a material breach by the Navy. Furthermore, the Board found no basis for the Navy's claims that there were other grounds existing at the time which would support a termination of the contracts for default.

    The Armed Services Board of Contract Appeals concluded that the Navy's terminations of the two contracts for default were improper because of commercial impracticability, and it converted the terminations for default into terminations for the convenience of the Government.

    The Department of Justice has filed notice of its intention to appeal the decision of the Armed Services Board of Contract Appeals, and it has until February 2, 1996 to file a brief stating the basis for its appeal. In the event the Department of Justice is successful in such appeal, the Company and Defense Systems potentially could be liable for the $11,183,776 progress payments it received under the contracts, plus interest.

    The Company and Defense Systems are currently preparing their claims for reimbursement of costs incurred by them in attempting to perform the two contracts, related costs incurred in connection with the termination of Defense Systems' operations, profits and interest. However, the

Company and Defense Systems can not pursue their reimbursement claims until the Navy's appeal of the decision of the Armed Services Board of Contract Appeals has been resolved. The Company is unable to determine at this time when the appeal and the claims for reimbursement will be resolved.

BUSINESS OF HSC

    General. HSC designs, manufactures and markets a wide variety of high performance fasteners for use in the aerospace industry. HSC is a leading designer and manufacturer of advanced structural aerospace fasteners and installation tools which have been chosen and designed into commercial and military aircraft manufactured by The Boeing Company, Airbus Industries, McDonnell Douglas Corp., Lockheed Corp., Northrop Grumman Corporation, LTV Corporation and other major aircraft manufacturers. HSC's proprietary and non-proprietary products include threaded pins, torque-installed collars, internally and externally wrenched bolts, nuts, blind bolts and installation tools. The fasteners are made from titanium and various other alloys to exacting specifications in order to withstand temperature extremes, high tensile loads and vibration stresses. HSC's fasteners are employed to join major structural components and in other high performance applications. Specialized engineering, metallurgical and production skills are utilized to meet these specifications and the rigid quality controls they demand.

    The principal proprietary fastener lines developed by HSC include the following items:

        Hi-Lite(R)--The Hi-Lite(R) system, which was introduced into the marketplace in fiscal 1985, offers substantial weight savings and improved performance characteristics while offering the customer a wide choice of collars which may be used with a common pin. The Hi-Lite(R) system is qualified at major airframe manufacturers and has gained widespread usage and acceptance by HSC's customers.

        Hi-Lok(R)/Hi-Tigue(R)--The Hi-Lok(R) fastening system, designed and introduced by HSC in 1957, is by far the largest selling structural fastening system in the industry. It ensures the proper and safe assembly of aircraft components by making it extremely difficult to over or under tighten the fasteners during the installation process. The product is a threaded fastener system which incorporates the best features of a rivet and a bolt, in combination with a highly developed and automated installation process. Hi-Lok(R) collars are designed to separate into sections when the proper torsional stress is applied to the collar during installation. The Hi-Tigue(R) incorporates the features of the Hi-Lok(R) pin and frangible collar to control preload. In addition, the Hi-Tigue(R) pin is designed with a special shape which makes the concept ideally suited for cases where the pin must be forced into the hole. Upon installation, the Hi-Tigue(R) pre-stresses the material of the structure surrounding the pin, providing increased fatigue life for the joint.

    HSC, through its wholly-owned subsidiary Hi-Shear Automotive Corp., also produces proprietary brake cable tension adjusters and wheel bearing retainer nuts for the automotive and light truck industry.

    Marketing and Customers. HSC's marketing organization consists of sales engineers who work with prime contractors and government agencies and their design and process engineers, production employees and procurement personnel; successful marketing of HSC's products requires close and constant contact with customers.

    HSC's aircraft fastener products are marketed as complete systems which include both fasteners and installation tooling. Generally, a fastener system is selected based on technical performance, weight and installed cost. Frequently, the system's ability to be installed in limited access areas of the structure dictates systems selection. Marketing efforts are initially focused on design-level acceptance of a fastening system without a particular program. The process of acquiring approval for a fastening system at this level may require several years. After a system has been specified for use in a particular program, marketing emphasis shifts to normal sales calls and order requests. HSC employs a direct sales force of fifteen individuals, with eleven sales engineers deployed in the field, three located in its Torrance, California office and one located in Rugby, England. In addition to direct sales and customer service, HSC maintains relationships with nine official distributors who specialize in aerospace components supplies. HSC's marketing and sales activities worldwide are under the direction of the Torrance, California office. Original equipment manufacturers (e.g., The Boeing Company, McDonnell Douglas Corp., etc.) and the United States Government represent approximately 36% of annual fastener sales, while distributors represent the remainder.

    Approximately 33% of the Company's consolidated net sales for the year ended May 31, 1995 were to airframe manufacturers for use in various aircraft programs, 5% directly to, or to prime contractors directly for, the United States Government, 21% to commercial non-aerospace customers and the remaining 41% to various airframe subcontractors and other customers. Sales during the year ended May 31, 1995 represented approximately 700 accounts and approximately 44% of consolidated net sales were to the Company's five largest customers. Approximately 17%, 11% and 6% of consolidated net sales during the fiscal year were to purchasing entities of The Boeing Company, British Aerospace, and Wesco Aircraft, respectively.

    Competition. There are two basic aircraft fastening systems in HSC's primary market, each represented by several manufacturers which are in direct competition. HSC's concepts (Hi-Lok(R)/Hi-Tigue(R)/Hi-Lite(R)) depend on threaded pins and collars while the second basic system incorporates a grooved pin with a cylindrical collar which is swaged (pressed) into the pin grooves during the installation. Both systems have been approved at the design level and there are multiple sources for each system. The Hi-Lok(R)/Hi-Lite(R) systems developed by HSC remain the more broadly used of the two concepts because the parts are more easily installed in areas of limited access.

    Manufacturers in the industry compete on the basis of price (particularly on large titanium orders), quality, delivery and system design. Competition within the aerospace fasteners market is mainly concentrated among less than a dozen manufacturers.

    Patents and Licenses. HSC presently owns or controls many United States and foreign patents and has filed applications for additional patents which relate with varying degrees of significance to products manufactured or employed in aerospace and automotive fastening systems. In addition, it produces certain products under licenses from others. While it is believed that the existing patents and applications are of material value, it is also believed that technical knowledge, experience, skill in development and production, and the specialized machinery required for production of sophisticated fasteners and tools are of material significance in maintaining a competitive position. Patents relating to Hi-Lok(R) expired in 1985 and Hi-Tigue(R) systems expired in 1988. However, due to the success of the Hi-Lite(R) system, management does not expect the Company to be significantly affected by patent expirations in the near future.

    Historically, the aerospace fastener market has supported two basic classes of fastener systems, proprietary and standard systems. HSC has developed many proprietary products and there are various licenses with other companies under some or all of the HSC patents, technical know-how and Hi-Lok(R) and Hi-Tigue(R) trademarks to manufacture, use and sell fasteners; HSC recorded approximately $1.2 million in royalty income under these licenses during the year ended May 31, 1995 compared with $1.1 million in the prior fiscal year. Unless terminated earlier, the technical know-how and trademark licenses continue to pay royalties, but the patent licenses and related royalties expire with respective patents. In addition, the Hi-Lite(R) system is covered by two issued patents and one divisional patent which is pending. The Hi-Lite(R) patent will continue beyond the year 2000.

    Manufacturing and Production. Fastener production requires the use of various machine tools, including hot and cold headers, trimmers, pointers, presses, thread rollers, screw machines, lathes and precision grinders. The production process includes various cleaning, plating and heat treating operations and numerous quality assurance inspections. Aerospace fasteners are manufactured from a variety of materials including stainless, carbon and alloy steels, aluminum, titanium, nickel base and other high temperature alloys. A constant desire to reduce aircraft weight and improve operating performance has increased the demand for titanium fasteners. All raw materials are readily available from multiple sources and are usually purchased domestically. HSC has not experienced any significant disruption of its operations as a result of energy or material shortage, although no representation can be made as to the possible impact of shortages of this nature which may arise in the future as well as the possible impact of government controls such as allocation, rationing or import restrictions.

    Engineering and Product Development. These activities include development engineering, product engineering and sales support and a continuing engagement in the development of new fastening systems, new applications for existing products and problem solving capability in the highly technical aspects of separation, initiation and actuation systems. At present, almost all of HSC's products have been conceived and developed in-house by their respective engineering departments. Expenditures for these activities which are expensed by the Company as incurred amounted to $1.2 million, $1.0 million, and $1.3 million, for the years ended May 31, 1995, 1994 and 1993, respectively.

    Foreign Operations. HSC manufactures its principal product line and markets its full line of fastening systems in Europe through its wholly-owned subsidiary, Hi-Shear Fasteners Europe Limited, located in Rugby, England. Certain products are manufactured by HSC in the United States and exported from the United States to foreign customers; the dollar value of goods exported from the United States to foreign customers was $8.3 million, $7.2 million and $14.6 million, for the years ended May 31, 1995, 1994 and 1993, respectively. Revenues of Hi-Shear Fasteners Europe Limited to unaffiliated customers were $12.1 million, $10.3 million and $13.4 million, for the years ended May 31, 1995, 1994 and 1993, respectively.

    Backlog. Backlog, consisting of unfilled purchase orders with scheduled delivery dates and therefore believed to be firm and excluding backlog that is not reasonably expected to be filled within the subsequent year, for continuing operations was approximately $23.5 million at May 31, 1995, $23.8 million at May 31, 1994 and $32.5 million at May 31, 1993.

    Business Fluctuations. HSC's businesses are not seasonal in nature. However, the aerospace fastening systems segment is cyclical in nature as it depends on the rate of the new aircraft production for both commercial and military applications. The rate of commercial aircraft production, which was severely depressed during the period 1974 to early 1977, began to improve during late 1977 and continued to increase during 1978 through 1980. Commercial aircraft production decreased during 1981 through mid-1984 due to reduced orders and cancellations related to losses incurred by domestic and international airlines as well as the emergence of newer fuel efficient designs and the extended building period required to attain full production capabilities. The effects of the 1981-1984 decline in commercial aircraft production were somewhat moderated by increased military expenditures in both segments of the Company's business. There was a significant improvement in the number of commercial jet transport orders from 1985 to 1991 which resulted in additional increases in the production of commercial jet aircraft.

    At present, the Company is experiencing a decline in the level of commercial aircraft order activity. The economic downturn has prompted the world's airlines to curtail orders of commercial aircraft. The depressed rate of new orders is expected to continue through calendar 1995 and most likely into 1996. U.S. and foreign airlines are forecasted to experience 5 to 6 percent growth rates in passenger travel over the next 15 to 20 years.

    Working Capital Practices. HSC generates the most significant part of its sales from production against firm orders, rather than from inventory stock, although there are, at certain times, standard items that are produced for inventory. Sales terms to its customers are consistent with industry practices.

    Environment/Energy/Government Regulation. Compliance with federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment has not had and is not anticipated to have any material effect on the capital expenditures, earnings or competitive position of HSC. Additional information regarding these matters is provided in the Commitments and Contingencies footnote in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, which accompanies this Proxy Statement.

    HSC, as is common with many manufacturers, has expended, and can be expected to expend in the future, modest amounts for investigation of environmental conditions and installation of environmental control facilities, remediation of environmental conditions and other similar matters.

    HSC has not experienced any significant disruption of its operations as a result of any energy or material shortages although no representation can be made as to the possible impact of shortages of this nature which may arise in the future as well as the possible impact of governmental controls such as allocation, rationing or import restrictions.

    Employees. Approximately 625 persons are employed by HSC, none of whom are covered by a collective bargaining agreement. Management believes that, in general, wages, bonuses, fringe benefits and other conditions of employment offered throughout HSC are equivalent to those found elsewhere in similar business operations.

    Properties. HSC's fastener operations are conducted at a number of buildings in Torrance, California (288,000 square feet) located on approximately 26 acres of land leased from the City of Torrance, under leases expiring in 2004 at an annual rental rate of $8,800. Approximately 6 acres of the land are surplus and can be used for future expansion. Title to this land was acquired by the City of Torrance from the United States under a deed containing certain conditions which could result in reversion of the property. However, it is believed that there is no likelihood of this occurring during the period of occupancy. At expiration or termination of the lease, all interest in the buildings located on the leased premises will terminate.

    HSC's European facility is located in Rugby, England. The facility consists of a 56,300 sq. ft. building leased for approximately $266,000 per year. The lease will expire in 2004.

CERTAIN INFORMATION CONCERNING GFI

    GFI is a publicly held French company engaged in the production of industrial fasteners and fastening systems (which account for 90% of GFI's consolidated revenue) and perfume and cosmetics packaging (which accounts for 10% of GFI's consolidated revenue). GFI ranks third in the European market in the industrial fastener and fastening system sector, and it manufactures screws, nuts, bolts, axles, rivets, pins and other mechanical components for the aeronautic and aerospace industries, the auto and original equipment sectors and the standard fastener markets, notably the construction, carpentry, mechanics, maintenance services and do-it-yourself segments. In the perfume and cosmetics packaging area, GFI manufactures an extensive range of highly diverse aluminum parts for the most famous names in the beauty industry (including Dior, L'Oreal and Yves Saint Laurent). GFI does not currently have any operations in the United States.

    GFI's fiscal 1994 consolidated revenue was FF 1,448 million ($290 million), and its fiscal 1994 net profit was FF 63.6 million ($12.7 million).

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial information of the Company and its subsidiaries for the five years ended May 31, 1995, derived from the Company's audited consolidated financial statements for such periods, and for the three months ended August 31, 1995, derived from the Company's unaudited consolidated financial statement for such period. This selected financial information should be read in conjunction with the Company's audited and unaudited Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Results of Operations and Financial Condition which are included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995 and its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995, which accompany this Proxy Statement.

                                          FOR THE
                                           THREE
                                           MONTHS
                                           ENDED             FOR THE FISCAL YEAR ENDED MAY 31,
                                         AUGUST 31,   ------------------------------------------------
                                            1995       1995      1994      1993      1992       1991
                                         ----------   -------   -------   -------   -------   --------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Selected Statement of Operations Data:
Revenues from continuing operations....   $ 14,877    $58,639   $56,465   $71,519   $88,113   $104,873
                                         ----------   -------   -------   -------   -------   --------
                                         ----------   -------   -------   -------   -------   --------
Earnings (loss) from continuing
operations.............................   $   (475)   $  (545)  $(2,974)  $  (943)  $ 1,666   $  8,034
Earnings (loss) from discontinued
operations (A).........................     --          --       (2,616)   (7,312)      442    (25,667)
Earnings from extraordinary item (B)...     --          --        --        --          240      --
                                         ----------   -------   -------   -------   -------   --------
Net earnings (loss)....................   $   (475)   $  (545)  $(5,590)  $(8,255)  $ 2,348   $(17,633)
                                         ----------   -------   -------   -------   -------   --------
                                         ----------   -------   -------   -------   -------   --------
Weighted Average Shares Outstanding....      5,855      5,855     5,855     5,855     5,855      5,855
                                         ----------   -------   -------   -------   -------   --------
                                         ----------   -------   -------   -------   -------   --------
Per Common Share Data:
Earnings (loss) from continuing
operations.............................   $   (.08)   $  (.09)  $  (.51)  $  (.16)  $   .28   $   1.37
Earnings (loss) from discontinued
operations (A).........................     --          --         (.45)    (1.25)      .08      (4.38)
Earnings from extraordinary item (B)...     --          --        --        --          .04      --
                                         ----------   -------   -------   -------   -------   --------
Net earnings (loss)....................   $   (.08)   $  (.09)  $  (.96)  $ (1.41)  $   .40   $  (3.01)
                                         ----------   -------   -------   -------   -------   --------
Dividends per Common Share.............     --          --        --        --        --      $   .055
                                         ----------   -------   -------   -------   -------   --------
                                         ----------   -------   -------   -------   -------   --------

                                            AS OF                       AS OF MAY 31,
                                          AUGUST 31,   -----------------------------------------------
                                             1995       1995      1994      1993      1992      1991
                                          ----------   -------   -------   -------   -------   -------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Selected Balance Sheet Data:
Current assets..........................   $ 35,222    $34,846   $35,659   $44,324   $54,253   $62,447
Current liabilities.....................     13,468     12,563    12,013    24,025    14,282    14,713
Working capital.........................     21,754     22,283    23,646    20,299    39,971    47,734
Total assets............................     49,955     49,514    49,115    58,826    71,225    74,453
Long-term debt..........................     10,108      9,872     9,953     --       12,662    16,530
Stockholders' equity....................     26,379     27,079    27,149    34,801    44,171    41,598
Book value per share....................       4.51       4.62      4.64      5.94      7.54      7.10

------------
(A) The loss from discontinued operations in fiscal 1994 includes additional expenses, legal costs and an unexpected shortfall in amounts realized in the sale of material and equipment of a discontinued operation. In fiscal 1993 and 1991 the loss from discontinued operations includes an after-tax provision of $6.2 million ($1.05 per share) and $22.4 million ($3.83 per share) respectively, to write down the net assets of the discontinued businesses to their estimated realizable values, record estimated transaction costs and report operating results during the phaseout period.

(B) Extraordinary item represents the income tax benefit from the utilization of an operating loss carryforward.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated condensed financial statements reflect the financial position of the Company as of August 31, 1995 and the results of its operations for the fiscal year ended May 31, 1995 and the three months ended August 31, 1995, both historically and on a pro forma basis giving effect to the GFI Sale as if it had been consummated as of August 31, 1995, in the case of the balance sheet, and as of June 1, 1994, in the case of the statements of operations. No pro forma adjustments have been made to reflect any interest income that may be earned on the approximately $30 million in estimated net proceeds to be received from the GFI Sale. The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had the GFI Sale been consummated as of the date and for the periods presented or which may be obtained in the future.

    Consolidated historical data used to prepare the pro forma financial information were derived from the Company's audited consolidated financial statements for the year ended May 31, 1995 and the unaudited consolidated financial statements for the three month period ended August 31, 1995, which are included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 1995, which accompany this Proxy Statement. The pro forma financial information should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, and its Quarterly Report on Form 10-Q for the quarter ended August 31, 1995.

                            HI-SHEAR INDUSTRIES INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                AUGUST 31, 1995

                                                             ELIMINATION     PRO FORMA
                                             CONSOLIDATED     OF HSC(1)     ADJUSTMENTS    PRO FORMA
                                             ------------    -----------    -----------    ---------
                                                                 (IN THOUSANDS)

    ASSETS
Current Assets:
  Cash and equivalents....................     $    942                      $  32,580 (2)  $31,872
                                                                                (1,650)(3)
  Accounts receivable.....................       10,302       $ (10,302)                          0
  Inventories.............................       22,015         (22,015)                          0
  Other...................................        1,963          (1,383)                        580
                                             ------------    -----------    -----------    ---------
    Total current assets..................       35,222         (33,700)        30,930       32,452
Net assets of HSC.........................                       37,113        (37,113)(2)        0
Property, plant and equipment, net........       11,130         (11,021)                        109
Other assets..............................        3,603          (2,439)          (140)(3)    1,024
                                             ------------    -----------    -----------    ---------
Total assets..............................     $ 49,955       $ (10,047)     $  (6,323)     $33,585
                                             ------------    -----------    -----------    ---------
                                             ------------    -----------    -----------    ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable...........................     $  2,426                      $  (2,426)(2)  $     0
  Accounts Payable........................        3,295       $  (3,295)                          0
  Accrued income taxes....................          295            (128)           500 (3)      667
  Accrued salaries and wages..............        1,801          (1,801)                          0
  Other accrued expenses..................        5,651          (4,823)                        828
                                             ------------    -----------    -----------    ---------
    Total current liabilities.............       13,468         (10,047)        (1,926)       1,495
Long-term debt............................       10,108                        (10,108)(2)        0
Stockholders' equity......................       26,379                          8,001 (2)   32,090
                                                                                (2,290)
                                             ------------    -----------    -----------    ---------
Total liabilities and stockholders'            $ 49,955       $ (10,047)     $  (6,323)     $33,585
equity....................................
                                             ------------    -----------    -----------    ---------
                                             ------------    -----------    -----------    ---------

      See notes to unaudited pro forma consolidated financial statements.

                            HI-SHEAR INDUSTRIES INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                            YEAR ENDED MAY 31, 1995

                                                                ELIMINATION     PRO FORMA
                                                CONSOLIDATED     OF HSC(4)     ADJUSTMENTS    PRO FORMA
                                                ------------    -----------    -----------    ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Net Sales..................................     $ 57,484       $ (57,484)                    $     0
  Other......................................        1,155          (1,155)                          0
                                                ------------    -----------                   ---------
                                                    58,639         (58,639)                          0
Cost of goods sold...........................       46,855         (46,855)                          0
Selling, general and administrative
expense......................................       10,826          (8,210)      $  (500)(5)     2,116
                                                ------------    -----------    -----------    ---------
                                                    57,681         (55,065)         (500)        2,126
                                                ------------    -----------    -----------    ---------
  Operating income (loss)....................          958           3,574           500        (2,116)
Interest expense.............................        1,292             (66)       (1,223)(6)         3
                                                ------------    -----------    -----------    ---------
  Loss before income taxes...................         (334)          3,508         1,723        (2,119)
Provision for income taxes...................          211            (164)                         47
                                                ------------    -----------    -----------    ---------
  Net loss...................................     $   (545)      $   3,344       $ 1,723       $(2,166)
                                                ------------    -----------    -----------    ---------
                                                ------------    -----------    -----------    ---------
Weighted average shares outstanding..........        5,855                                       5,855
                                                ------------                                  ---------
                                                ------------                                  ---------
Net loss per share...........................     $  (0.09)                                    $ (0.37)
                                                ------------                                  ---------
                                                ------------                                  ---------

      See notes to unaudited pro forma consolidated financial statements.

                            HI-SHEAR INDUSTRIES INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED AUGUST 31, 1995

                                                               ELIMINATION     PRO FORMA
                                               CONSOLIDATED     OF HSC(4)     ADJUSTMENTS    PRO FORMA
                                               ------------    -----------    -----------    ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues:
  Net Sales.................................     $ 14,489       $ (14,489)                    $     0
  Other.....................................          388            (388)                          0
                                               ------------    -----------                   ---------
                                                   14,877         (14,877)                          0
Cost of goods sold..........................       12,552         (12,552)                          0
Selling, general and administrative
expense.....................................        2,470          (1,820)       $(109)(5)        541
                                               ------------    -----------    -----------    ---------
                                                   15,022         (14,372)        (109)           541
                                               ------------    -----------    -----------    ---------
Operating income (loss).....................         (145)            505          109           (541)
Interest expense............................          342             (30)        (312)(6)          0
                                               ------------    -----------    -----------    ---------
  Loss before income taxes..................         (487)            475          421           (541)
Provision for income taxes..................          (12)            (12)                          0
                                               ------------    -----------    -----------    ---------
Net loss....................................     $   (475)      $     487        $ 421        $  (541)
                                               ------------    -----------    -----------    ---------
                                               ------------    -----------    -----------    ---------
Weighted average shares outstanding.........        5,855                                       5,855
                                               ------------                                  ---------
                                               ------------                                  ---------
Net loss per share..........................     $  (0.08)                                    $ (0.09)
                                               ------------                                  ---------
                                               ------------                                  ---------

      See notes to unaudited pro forma consolidated financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

BALANCE SHEET ADJUSTMENTS

    1. To deconsolidate the assets, liabilities and stockholders equity of HSC and include the net amount as "Net assets of HSC" in the unaudited pro forma consolidated balance sheet at August 31, 1995.

    2. To reflect the sale of HSC for $45,113,000 (the purchase price of $46,000,000 reduced by the shortfall which would have occurred in the consolidated net worth of HSC from the consolidated net worth threshold of $38,000,000 specified in the GFI Stock Purchase Agreement, assuming the GFI Sale had been consummated as of August 31, 1995). Concurrent with the sale, cash proceeds are used to prepay the specified debt obligations.

    3. To reflect the estimated transaction costs, including scheduled prepayment premium and loan origination costs of $290,000 and estimated tax liability of $500,000 from the gain on the sale.

INCOME STATEMENT ADJUSTMENTS

    4. To eliminate the operating results of HSC from the unaudited consolidated condensed statement of operations.

    5. To reflect a decrease in selling, general and administrative expense for
(i) the amortization of loan origination and other finance costs relating to the Company's line of credit which will be eliminated upon the completion of the transaction and (ii) certain pension costs which will be assumed by HSC upon the completion of the GFI Sale.

    6. To reflect a decrease in interest expense resulting from the prepayment of debt obligations from the loan proceeds.

                     MARKET FOR THE COMPANY'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

    The Company's common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "HSI." The following table sets forth the high and low prices per share of the Company's common stock, as reported on the NYSE Composite Tape for the periods indicated.

                                                    PER COMMON SHARE
                                                      MARKET PRICE
                                                    -----------------
                                                    HIGH         LOW
                                                    -----       -----
Quarter Ended:
  August 31, 1995................................   $8.13       $6.63

Quarter Ended:
  August 31, 1994................................    6.75        5.63
  November 30, 1994..............................    6.00        4.88
  February 28, 1995..............................    5.00        3.88
  May 31, 1995...................................    5.75        3.88

Fiscal Year Ended May 31, 1995...................   $6.75       $3.88

Quarter Ended:
  August 31, 1993................................   $5.88       $4.88
  November 30, 1993..............................    5.75        4.38
  February 28, 1994..............................    5.38        3.75
  May 31, 1994...................................    6.63        4.63

Fiscal Year Ended May 31, 1994...................   $6.63       $3.75

    The Company has not paid a dividend on its common stock since August 1990.

    As of December 15, 1995 there were approximately 900 holders of record of the Company's common stock.

    On October 9, 1995, immediately prior to the first announcement by the Company of the proposed GFI Sale, the high, low and closing prices of the Company's common stock on the NYSE were each $7.125 per share.

    As of December 29, 1995, the high, low and closing prices of the Company's common stock on the NYSE were $7.375 per share, $7.25 per share and $7.25 per share, respectively.

    There can be no assurance that the Company's common stock will continue to meet the criteria to maintain its listing on the NYSE after consummation of the GFI Sale and the distribution to the Company's stockholders of approximately one-half of the net proceeds of the GFI Sale, as is currently intended (see "Proposal No. 1: Approval of GFI Sale--Proposed Disposition of Proceeds; Impact of the GFI Sale on the Company" above). Such criteria include having an aggregate market value of outstanding shares of at least $8 million and of publicly held shares (i.e., shares held by persons other than directors, officers, their immediate families and other concentrated holdings of 10% or more) of at least $5 million; net tangible assets available to the common stock of at least $8 million; and average net income after taxes for the past three years of at least $600,000. In the event the NYSE advises the Company that its common stock can no longer be listed for trading on the NYSE, the Company will explore a possible listing of its common stock on another national securities exchange or NASDAQ. The trading market for the Company's common stock may be less active in the event it is traded in the over-the-counter market rather than on a securities exchange.

                                PROPOSAL NO. 2:
                           AMENDMENT OF THE COMPANY'S
                        CERTIFICATE OF INCORPORATION AND
                   BY-LAWS TO ELIMINATE THE CLASSIFIED BOARD

    The Company's Certificate of Incorporation and By-Laws currently provide for a classified board of directors, with each director serving a three-year term. The provisions of the Certificate of Incorporation and By-Laws establishing the classified board and governing the election of directors may only be amended, altered, changed or repealed by the affirmative vote of the holders of 80% or more of the outstanding shares of common stock of the Company.

    The Company's Board of Directors believes that it is in the best interest of the Company and its stockholders to eliminate the classified board of directors to permit the stockholders to elect all directors annually. The Board of Directors believes that this will insure that all directors will be more accountable to all stockholders each year.

    The resolutions to be considered by the stockholders in connection with this proposal, which resolutions have been adopted by the Board of Directors, are annexed as Appendix C to this Proxy Statement. If the proposed amendments to the Company's Certificate of Incorporation and By-Laws are approved by the affirmative vote of the holders of 80% or more of the outstanding shares of common stock of the Company, they shall become effective immediately upon the filing of all necessary documents with the Secretary of State of the State of Delaware. If the proposed amendments are approved, the Company intends to make such filings promptly after the stockholder vote regarding this proposal.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS.

    If the proposed amendments to the Company's Certificate of Incorporation and By-Laws are approved, they will determine the manner in which directors are to be elected in connection with Proposal No. 3. Approval of the proposed amendments will not terminate or shorten the current term of office of any director. However, if the proposed amendments are approved, the two current Class C directors whose terms expire with the forthcoming Annual Meeting will be elected to serve until the 1996 Annual Meeting, rather than for a three-year term. Directors will be elected for one-year terms at the 1996 Annual Meeting of Stockholders to fill those two directorships as well as those of the two Class A directors whose current terms expire with the 1996 Annual Meeting. Furthermore, Philip Slonim, the only Class B director whose current term expires with the 1997 Annual Meeting of Stockholders, has indicated his intention to resign and stand for reelection at the 1996 Annual Meeting, in which case all five directors will be elected at the 1996 Annual Meeting and at each Annual Meeting thereafter.

                                PROPOSAL NO. 3:
                             ELECTION OF DIRECTORS

    The term of office of the Company's two Class C directors expires with the forthcoming Annual Meeting or at such time as their successors shall have been elected and qualified. Based on recommendations of the Nominating Committee, the Board of Directors of the Company proposes the reelection of Harold L. Bernstein and Victor J. Galgano as directors of the Company. If the proposed amendments to the Company's Certificate of Incorporation and By-Laws (described above under "Proposal No.2: Amendment of the Company's Certificate of Incorporation and By-Laws to Eliminate Classified Board") are approved, Mr. Bernstein and Mr. Galgano are nominated for reelection as directors for a one-year term expiring with the 1996 Annual Meeting of Stockholders. If the proposed amendments are not approved, Mr. Bernstein and Mr. Galgano are nominated for reelection as Class C directors to serve for a full three-year term expiring with the 1998 Annual Meeting of Stockholders.

    The following table sets forth certain information relating to the nominees and the directors whose terms of office will continue after this Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the above named nominees, who have consented to serve if elected. If a nominee is unable to serve as a director, an event not now anticipated, the proxies will be voted by the proxy holders for a substitute nominee.

                                                                                        SHARES AND % OF
                                                  SERVED AS                               COMMON STOCK
                              PRINCIPAL           DIRECTOR      YEAR IN WHICH TERM     BENEFICIALLY OWNED
         NAME                OCCUPATION      AGE    SINCE           WILL EXPIRE          AS OF 12/28/95
-----------------------  ------------------- ---  ---------    ---------------------   ------------------
NOMINEES

Harold L. Bernstein....  Lawyer. Secretary   74    1970(1)     1996/Class C 1998(2)            46,701(3)
                         (& Vice President                                                      (.80%)
                         until 1986) of the
                         Company since 1977.
                         Director of
                         Pressure Piping
                         Components, Inc.
                         (until 1985 a
                         manufacturer of
                         industrial
                         products).

Victor J. Galgano......  Vice President and  52     1989       1996/Class C 1998(2)             1,195
                         Chief Financial                                                        (.02%)
                         Officer of the
                         Company since 1989.
                         Director of
                         Pressure Piping
                         Components, Inc.

OTHER DIRECTORS

David A. Wingate.......  Chairman of the     74    1959(1)         Class A 1996             1,181,494(4)
                         Board, Chief                                                         (20.18%)
                         Executive Officer
                         and President
                         (except 1983-1987)
                         of the Company
                         since 1977.
                         Director of
                         Pressure Piping
                         Components, Inc.

                                                                                        SHARES AND % OF
                                                  SERVED AS                               COMMON STOCK
                              PRINCIPAL           DIRECTOR      YEAR IN WHICH TERM     BENEFICIALLY OWNED
         NAME                OCCUPATION      AGE    SINCE           WILL EXPIRE          AS OF 12/28/95
-----------------------  ------------------- ---  ---------    ---------------------   ------------------
Arthur M. Winston......  Investment Manager, 51     1991           Class A 1996                   -0-
                         Glickenhaus & Co.
                         (1991 to present);
                         Vice-President,
                         Goldman Sachs & Co.
                         (1989 to 1991).
                         Director of
                         LeaRonal, Inc. (a
                         processor of
                         chemical
                         specialties for the
                         electronics and
                         metal finishing
                         industries).
                         Director of
                         Pressure Piping
                         Components, Inc.

Philip M. Slonim.......  Private investor    75    1967(1)        Class B 1997(2)             446,067(5)
                         for more than five                                                    (7.62%)
                         years. Chairman of
                         Pressure Piping
                         Components, Inc.

------------
(1) Includes period of service as director of one of the predecessor corporations merged to form the Company in 1977.

(2) The terms of Mr. Bernstein and Mr. Galgano will expire in 1996 if the proposed amendments to the Company's Certificate of Incorporation and By-Laws are approved (see "Proposal No. 2: Amendment of the Company's Certificate of Incorporation and By-Laws to Eliminate Classified Board" above) and in 1998 if such proposed amendments are not approved. Mr. Slonim has indicated his intention to resign and stand for reelection at the 1996 Annual Meeting if such proposed amendments are approved.

(3) Includes shares owned by Mr. Bernstein's spouse.

(4) Includes shares held by Mr. Wingate as the sole trustee of The Wingate Family Trust of 1980 and shares held by Mr. Wingate's spouse as the sole trustee of a revocable trust. Does not include 150,000 shares owned by The David A. & Shoshanna Wingate Foundation Inc. of which Mr. Wingate is one of four directors.

(5) Mr. Slonim and spouse hold these shares as trustees of a revocable trust.

    Each of the persons listed is now serving as a director of the Company and was previously elected as a director by the stockholders. Messrs. Wingate and Slonim are brothers-in-law. Mr. Wingate, Mr. Slonim and certain affiliated stockholders have entered into a Stockholders Agreement with GFI pursuant to which they have agreed to vote all shares of common stock of the Company which they beneficially own for the GFI Sale. See "Proposal No. 1: Approval of GFI Sale--Stockholder Approval" above.

COMPENSATION OF DIRECTORS

    Full-time employees of the Company are not paid any fees or remuneration for their services as members of the Board or any Board Committee. All other directors are paid fees at the annual rate of $10,000. In addition, Mr. Bernstein receives a monthly stipend of $2,000 for serving as corporate secretary.

MEETINGS OF THE BOARD AND ITS COMMITTEES

    The Company's Board of Directors has standing Audit and Finance, Compensation and Nominating Committees. The Audit and Finance Committee is presently composed of Mr. Winston and Mr. Slonim, neither of whom is an employee of the Company. This Committee met once during the 1995 fiscal year. Its activities include recommendation of the appointment of independent accountants and review of the financial statements, the activities of the independent accountants, the scope of the audit, the accountants' report on internal controls, the operations of the internal auditors, and the audit fee.

    The Compensation Committee, presently composed of Mr. Slonim and Mr. Winston, met three times during the past fiscal year. In discharging its assigned duties, the Compensation Committee determines the remuneration of executive officers and management personnel whose base salary is $100,000 or more, approves contingent compensation agreements, awards discretionary bonus payments to key employees pursuant to the Company's incentive compensation program, recommends the grant of options pursuant to the Company's stock option plan, and reviews generally the various employee benefit plans of the Company and its subsidiaries.

    The Nominating Committee, presently composed of Mr. Wingate and Mr. Winston, met once during the past fiscal year. This Committee's responsibilities are to review and recommend to the full Board nominees for election as directors at the annual meeting of stockholders and nominees for filling vacancies in the Board. It will also consider timely recommendations by stockholders, which should be submitted in writing to the Secretary of the Company and should include a statement as to the qualifications and willingness of the candidate to serve on the Board of Directors.

    In the 1995 fiscal year there were three meetings of the Board of Directors. Each director attended more than 75% of the meetings of the Board and the Committees on which he served.

                      OWNERSHIP OF COMMON STOCK BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 15, 1995, certain information concerning the persons known to management to be the beneficial owners of more than 5% of the Company's common stock, and for all of the Company's officers and directors as a group. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to shares beneficially owned by them.

NAME AND ADDRESS OF                                 AMOUNT           PERCENT OF
 BENEFICIAL OWNER                             BENEFICIALLY OWNED    COMMON STOCK
-----------------                             ------------------    ------------
GAMCO Investors, Inc.......................     2,252,990(1)(2)        38.48%
  655 Third Avenue
  New York, NY 10017
David A. Wingate...........................     1,181,494(3)           20.18%
  3333 New Hyde Park Road
  North Hills, NY 10042
Philip M. Slonim...........................       446,067(4)            7.62%
  P.O. Box 27835
  San Diego, CA 92128
Dimensional Fund Advisors Inc..............       418,300(5)            7.14%
  1299 Ocean Avenue
  Suite 650
  Santa Monica, CA 90401
All directors and officers as a group......     1,675,457              28.62%

------------

(1) Firm and related entities have investment discretion regarding this aggregate number of shares, which are beneficially owned by many investment clients.

(2) Share ownership is based upon information in Amendment No. 34 to Schedule 13D filed with the Securities and Exchange Commission.

(3) Includes shares held by Mr. Wingate as the sole trustee of The Wingate Family Trust of 1980 and shares held by Mr. Wingate's spouse as the sole trustee of a revocable trust. Does not include 150,000 shares owned by The David A. & Shoshanna Wingate Foundation Inc. of which Mr. Wingate is one of four directors.

(4) Mr. Slonim and spouse hold these shares as trustees of a revocable trust.

(5) Share ownership is based upon information in Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission; the firm certifies that the shares were not acquired for the purpose of changing or influencing control of the Company. Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or the DFA Group Trust, an investment vehicle for qualified employee benefit plans, both of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

SECTION 16(A) REPORTS

    Mr. Victor J. Galgano failed to file timely a Form 5 with the Securities and Exchange Commission reporting the purchase of 500 shares of the Company's common stock in the open market.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation for services rendered to the Company and its subsidiaries during the fiscal years 1995, 1994 and 1993, paid to or accrued for those persons who were, at May 31, 1995, the Company's Chief Executive and all of the other executive officers of the Company and subsidiaries whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                   ANNUAL
                                                                                COMPENSATION
                                                                              ----------------

    NAME AND                                                                   SALARY     BONUS
PRINCIPAL POSITION                                                    YEAR      ($)       ($)
------------------                                                    ----    -------    -----
David A. Wingate...................................................   1995    458,000      0
  Chairman, President and Chief Executive                             1994    458,000      0
                                                                      1993    458,000      0
Robert A. Schell...................................................   1995    175,000      0
  Vice President and Chief Operating Officer/Space and Defense        1994    175,000      0
                                                                      1993    175,000      0
Patrick Meade......................................................   1995    160,000      0
  President of HSC                                                    1994    160,000      0
                                                                      1993    129,000      0
Victor J. Galgano..................................................   1995    150,000      0
  Vice President and Chief Financial Officer                          1994    150,000      0
                                                                      1993    150,000      0

    Certain incidental personal benefits to executive officers of the Company (not otherwise disclosed in this proxy statement) may result from expenses incurred by the Company or its subsidiaries in the interest of attracting and retaining qualified personnel. The incremental cost to the Company and its subsidiaries of providing such incidental personal benefits did not, for the 1995 fiscal year, exceed $25,000 for any individual named in the cash compensation table or, with respect to all executive officers as a group, the amount of $25,000 multiplied by the number of persons in the group.

CONTINGENT COMPENSATION AGREEMENTS

    The Company currently has an arrangement with Robert A. Schell, Vice President and Chief Operating Officer/Space and Defense of the Company and Acting President of Defense Systems, whereby the Company is obligated, in the event of a change in control of the Company, to pay a minimum amount of $200,000 plus additional contingent compensation dependent upon the fair market value of the Company's common stock exceeding a specified value upon the change of control as well as the attainment of specific levels of operating income of the operation with which the executive is concerned.

EMPLOYEE BENEFIT PLANS

    All of the domestic employees of the Company's primary subsidiary, HSC, have been covered by a defined benefit retirement plan that provides a monthly retirement benefit equal to $12.50 times the number of years of credited service. Effective February 28, 1991, accrued benefits under this defined benefit pension plan were frozen and active participants became fully vested. The Company also has contractual arrangements with certain key employees of HSC which provide additional benefits under a non-qualified supplementary retirement plan. Such arrangements were made available under a one-time grant in 1991 to approximately ten senior management employees of HSC at that time and were designed to increase their total retirement benefits, for a period of ten years following their retirement, to approximately 60% of their estimated salary in the year prior to retirement. The right to such additional benefits vested after a five-year period from the date of the grant. The Stock Purchase Agreement provides for the Company to assign to HSC, and for HSC to assume, at or prior to the consummation of the GFI Sale, all of the assets and liabilities related to this supplementary retirement plan. Accordingly, following the GFI Sale, the Company will have no further liability or obligation with respect to this plan.

    The Company and its domestic subsidiaries have adopted the Hi-Shear Tax Deferred Investment/Profit-Sharing Plan (a Section 401(k) plan) administered by one of the subsidiaries for the benefit of all eligible employees. Under this plan each eligible employee may contribute up to 15% of base salary, subject to plan limitations. The Company currently contributes 50% of the first 5% contributed by the participating employee. In addition, the Company may contribute an amount equal to 1% of the base salary of every eligible employee.

    Pension coverage for employees of the Company's foreign subsidiary is provided through a separate plan.

STOCK OPTIONS

    The 1982 Stock Option Incentive Plan of the Company (the "Plan") has been approved by the stockholders and became effective as of July 30, 1982. Initially, there were reserved for issuance upon exercise of options granted under the Plan 225,000 shares of the Company's common stock, $.10 par value. As a result of the cumulative effect of adjustments occasioned by the public distribution of the stock of a subsidiary in 1984 and a five-for-four stock split in April 1986, the maximum number of shares that could be optioned and sold under the Plan increased to 307,612 shares. An amendment to the Plan was approved by the stockholders of the Company at the 1986 Annual Meeting, which amendment increased by an additional 300,000 shares the total number of shares of common stock reserved under the Plan. In July 1992, the Board of Directors extended the term of the Plan for five years, so that now the period in which options may be granted will expire July 29, 1997; no stockholder action was required for this amendment.

    The Plan is administered by the Compensation Committee of the Board of Directors. The Committee is specifically empowered to determine the persons to whom options will be granted and the number of shares subject to each option as well as the exercise price and other terms and conditions of the options. Options may be granted to key employees (including officers and directors who are also employees) of the Company and its subsidiaries. Although both incentive stock options (ISO), as defined in Section 422A of the Internal Revenue Code, and non-qualified stock options, are authorized, only non-qualified options have been granted. There is no limitation on the number of shares of stock which may be granted by non-qualified stock options to any single optionee.

    The price at which shares of common stock may be purchased upon exercise of options granted under the Plan is determined by the Committee at the time of the grant, but in fact have not been less than the market value of the stock on the date the option was granted. The purchase price of the shares purchased upon the exercise of options will be paid in cash, or by delivery of common stock of the Company already owned having a fair market value equal to the option price, or a combination of cash and stock. If options granted under the Plan expire or are terminated without having been exercised in full, the unpurchased shares theretofore subject to such options shall be added to the shares otherwise available for options which may thereafter be granted. Shares purchased upon exercise of options may be authorized but unissued shares or may be reacquired shares.

    Options may be granted for a term not exceeding ten years, shall not be assignable during the optionee's lifetime, and may be exercised in installments. Although shares issued on exercise of the options are subject to restrictions precluding their transfer without registration under the Securities Act of 1933, the Company has provided for registration under such Act of all shares acquired under the Plan. In the event of termination of employment, each option shall terminate at the earlier of the expiration date specified in the option or three months following the date of termination, except that if an optionee dies during that period, or dies during employment, the option will terminate not later than one year following the date of the optionee's death.

    At the 1987 Annual Meeting, an amendment to the Plan was approved by the stockholders. This amendment permits the Company, at the sole discretion of the Compensation Committee, in the event of a merger or tender offer for or acquisition of the Company or substantially all of its business or assets, to require the surrender of previously granted options. Any optionee who surrenders an option in such event shall receive cash equal to the difference between (i) the amount per share of the Company's common stock to be paid to the Company's stockholders and (ii) the exercise price of the options surrendered, multiplied by the number of shares of common stock for which the options are surrendered.

    Upon exercise of a non-qualified stock option, the excess over the exercise price of the fair market value of the stock at the date of recognition of income in respect of exercise, is taxable to a participant as ordinary (personal service) income; this amount is deductible by the Company as compensation. Upon a sale of stock acquired under the Plan, the participant realizes long or short term capital gain or loss. The Company receives no further deduction with respect to appreciation following exercise.

    No options were granted or exercised during the 1995 fiscal year, and there were no unexercised options held by any executive officers as of December 28, 1995.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee is responsible for reviewing and recommending compensation levels of persons designated as executive officers by the Board of Directors and reviewing and recommending stock options and other related compensation matters pertaining to the executive officers.

    The compensation policy of the Company, which is endorsed by the Committee, is that the annual compensation of each executive officer should take into consideration the performance of the Company and the contribution to that performance made by that executive officer.

    Mr. Wingate's base salary for fiscal year 1995, as set by the Compensation Committee with the concurrence of the full Board of Directors, was $458,000, which was the same as his prior year base salary and was related to the decreased operating results of the Company.

    The Company and the Committee do not endorse employment contracts and therefore neither Mr. Wingate nor any other executive officer of the Company and its subsidiaries is party to an employment contract.

    Bonuses are determined on a discretionary basis if specific goals established by the Company's senior management are met. Such goals are established year to year and include the attainment of specified profit levels as well as the successful completion of specific projects at the managerial level. No goals were established and no bonuses were awarded to any executive officer of the Company for fiscal 1995.

    The 1995 base salaries of Messrs. Galgano, Meade and Schell are the same as for the 1994 fiscal year. In the view of the Committee, the compensation of each executive was appropriately tied to the pretax operating results of the entity under his purview.

    The Company does not offer a long-term incentive plan. The compensation of executive officers consists principally of salary, bonus income and potential gains from stock options. The perquisites and other benefits received by executive officers are incidental to employment. The aggregate amount of such benefits for each executive officer is below threshold reporting requirements.

    The last stock options grant to any executive officer was in 1989; no options were exercised during fiscal 1995.

    The Committee has reviewed each element of compensation for each of the executive officers for 1995. In the opinion of the Committee, the compensation of each executive officer is reasonable in view of the Company's consolidated performance and the contribution of each executive officer to that performance.

    Mr. Slonim is a former employee and is currently an officer and a director of a former subsidiary of the Company.

                                          COMPENSATION COMMITTEE

                                          Philip M. Slonim
                                          Arthur M. Winston

May 22, 1995

COMPENSATION COMMITTEE INTERLOCKS

    Mr. Slonim, a member of the Company's Compensation Committee, is a former employee and is currently an officer and a director of Pressure Piping Components, Inc., a former subsidiary of the Company. Mr. Slonim is also a brother-in-law of Mr. Wingate.

                       STOCK PERFORMANCE GRAPH AND TABLE

                  COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURNS*
                            HI-SHEAR INDUSTRIES INC.
                         S&P 500 INDEX AND PEER GROUP**




                                   [GRAPH]



                              FISCAL YEAR ENDING


--------------------------------------------------------------------------------
Company                1990     1991     1992      1993      1994      1995
--------------------------------------------------------------------------------
Hi-Shear Ind. Inc.     100      114.22    61.68     45.49     58.25     52.54
S&P 500                100      111.79   122.81    137.10    142.94    171.80
Peer Group             100      104.05   100.14    121.20    151.91    199.19
--------------------------------------------------------------------------------


     ** Peer Group consists of the Value Line Aerospace/Defense industry.

 Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in HSI common stock, S&P 500, and Peer Group**.

 * Cumulative total return assumes reinvestment of dividends.

                                        Source: Media General Financial Services

                                PROPOSAL NO. 4:
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. to examine the financial statements of the Company for the fiscal year ending May 31, 1996. The appointment was made upon the recommendation of the Audit and Finance Committee, composed entirely of "outside directors" who are not officers of the Company. Coopers & Lybrand L.L.P. has been acting as independent accountants for the Company since March 1988, and by virtue of ability and familiarity with the Company's affairs the firm is considered qualified to perform this important function. Coopers & Lybrand L.L.P. has no interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries.

    Although this appointment is not required to be submitted to a vote by shareholders of the Company, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of Coopers & Lybrand L.L.P. for the 1996 fiscal year. If the shareholders do not approve this appointment, the Audit and Finance Committee and the Board will reconsider the appointment. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the shareholders meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors of the Company does not intend to bring any other matters before the meeting. It knows of no other matter which is likely to come before the meeting. In the event any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented by that proxy in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1996 Annual Meeting must be received at the Company's principal executive offices on or before April 30, 1996 for inclusion in the proxy statement and form of proxy relating to that meeting. The Company shall not be required to include any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission at that time in effect.

                  PROVISION OF CERTAIN ADDITIONAL INFORMATION

    Attached to this Proxy Statement are the following appendices:

        APPENDIX A   Stock Purchase Agreement
        APPENDIX B   Lazard Fairness Opinion
        APPENDIX C   Proposed Amendments to the Company's Certificate of
                     Incorporation and By-Laws

    In addition, the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 1995 accompany this Proxy Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the year ended May 31, 1995;

        (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995; and

        (3) The Company's Current Report on Form 8-K dated October 9, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the Annual Meeting to which this Proxy Statement relates are deemed to be incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

    THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ANY INFORMATION INCORPORATED BY REFERENCE HEREIN, EXCLUDING THE EXHIBITS THERETO, TO INTERESTED STOCKHOLDERS WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN SUCH REPORTS UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S COST OF FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO MR. HAROLD L. BERNSTEIN, SECRETARY, HI-SHEAR INDUSTRIES INC., 3333 NEW HYDE PARK ROAD, NORTH HILLS, NY 11042; TELEPHONE (516) 627-8600.

    The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement.

                                          By Order of the Board of Directors



                                          Harold L. Bernstein
                                          Secretary

North Hills, New York
January 8, 1996

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                            STOCK PURCHASE AGREEMENT



                                    BETWEEN




                            HI-SHEAR INDUSTRIES INC.




                                      AND




                              GFI INDUSTRIES S.A.




                                  DATED AS OF




                                OCTOBER 9, 1995


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

    STOCK PURCHASE AGREEMENT, dated as of October 9, 1995, between HI-SHEAR INDUSTRIES INC., a Delaware corporation (the "Seller"), and GFI INDUSTRIES S.A., a societe anonyme organized under the laws of the Republic of France (the "Purchaser").

                              W I T N E S S E T H:

    WHEREAS, the Seller desires to sell and transfer to the Purchaser and the Purchaser desires to purchase from the Seller, all of the issued and outstanding shares of capital stock (the "Shares") of HI-SHEAR CORPORATION, a Delaware corporation and a wholly owned subsidiary of the Seller (the "Company"), all as more specifically provided herein,

    WHEREAS, simultaneously with the execution and delivery hereof, the Purchaser and certain significant stockholders of Seller are entering into a stockholders agreement (the "Stockholders Agreement"),

    NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

    1.1 Purchase and Sale of the Shares. The Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, the Shares, which constitute all of the issued and outstanding shares of capital stock of the Company, for the consideration specified in Section 1.2 hereof.

    1.2 Purchase Price. (a) The initial purchase price for the Shares is the sum of U.S. $46 million (the "Initial Purchase Price") which the Purchaser will pay to the Seller at the Closing (as defined in Section 1.3 hereof), as provided in
Section 1.3.

    (b) Immediately after the Closing, Seller shall prepare, and thereupon cause its independent accountants to commence reviewing at Seller's expense, a consolidated balance sheet of the Company and the Subsidiaries (as defined in Section 2.1(A) hereof) as at the Closing Date. Such balance sheet shall be prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied, except as noted below and in
Section 1.2(b) of the Seller's Disclosure Schedule delivered herewith, and shall reflect all liabilities of the Company and the Subsidiaries required to be reflected on a balance sheet prepared in accordance with GAAP so applied. Such balance sheet (i) shall reflect the fact that the amount of any intercompany payables or receivables between the Company or any Subsidiary, on the one hand, and the Seller or any subsidiary of the Seller (other than the Company or any Subsidiary), on the other hand, shall be satisfied in full as of the Closing Date, (ii) shall reflect the adjustments listed in Section 1.2(b) of the Seller's Disclosure Schedule delivered herewith, (iii) shall determine the amount of inventory as of the Closing Date in the manner described in Section 1.2(b) of the Seller's Disclosure Schedule, (iv) shall reflect $4.028 million (which is the amount shown on the Company's consolidated, adjusted May 1995 balance sheet previously delivered to the Purchaser) as the amount of the Company's liability with respect to its retirement plans, and shall reflect the current value of the assets of the SERPs (as defined in Section 3.13 below) determined in a manner consistent with the Company's usual practice (including recognizing the net cash surrender value of related life insurance policies not recognized for FASB 87 presentations) and (v) shall not reflect as a liability or a reserve any amount with respect to the matters described in Section 5.2(a)(ii)
and (iii) hereof. Representatives of the Purchaser and/or the Purchaser's auditors shall be entitled to accompany the Seller's representatives during any inventory count conducted in connection with, and to review the work papers, schedules, memoranda and other documents used by the Seller in, the preparation of such balance sheet.

    The Seller shall deliver to the Purchaser such balance sheet and the report of the independent accountants with respect thereto, and thereafter the Purchaser shall have ten (10) business days within which to deliver to the Seller a letter setting forth in reasonable detail the Purchaser's proposed adjustments, if any, to the balance sheet.

    In the event that the Seller disagrees with any proposed adjustments set forth in the Purchaser's letter, within ten (10) business days of the receipt of such letter, the Seller shall deliver to the Purchaser a written statement in reasonable detail of the Seller's objections. If the Purchaser and the Seller cannot resolve any disputed items within ten (10) business days thereafter, a "Big Six" firm of independent public accountants jointly selected by the Purchaser and the Seller (other than the Seller's and the Purchaser's respective regular accounting firms) shall resolve the dispute and determine the consolidated net worth of the Company and the Subsidiaries as at the Closing Date. The determination of such firm shall be binding on the Purchaser and the Seller. The Purchaser and the Seller shall share equally the fees and expenses of such firm of independent public accountants.

    (c) If the consolidated net worth of the Company and the Subsidiaries as at the Closing Date, as finally determined in accordance with clause (b) above, is greater than $38 million, the Purchaser shall promptly pay to the Seller, by wire transfer of immediately available funds to such account as the Seller shall direct, an amount equal to the excess, with interest thereon from the Closing Date to the date of payment of such excess at the prime rate of interest of Citibank, N.A. as in effect from time to time during such period.

    (d) If the consolidated net worth of the Company and the Subsidiaries as at the Closing Date, as finally determined in accordance with clause (b) above, is less than $38 million, the Seller shall promptly pay to the Purchaser, by wire transfer of immediately available funds to such account as the Purchaser shall direct, the shortfall, with interest thereon from the Closing Date to the date of payment of such shortfall, at the rate of interest specified above.

    (e) Following the Closing Date, the Purchaser shall cause the Company and the Subsidiaries to afford the Seller and its accountants reasonable access during normal business hours to the books, records, facilities and employees of the Company and the Subsidiaries and shall cooperate reasonably with the Seller and its accountants, to enable the Seller and its accountants to prepare the consolidated balance sheet of the Company and the Subsidiaries as at the Closing Date and to resolve any dispute with respect thereto between the Purchaser and the Seller.

    (f) The Initial Purchase Price as increased or decreased pursuant to paragraph (c) or (d) above, as applicable, is hereinafter referred to as the "Purchase Price".

    1.3 Closing. The closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 beginning at 10:00 A.M. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article IV of this Agreement. At the Closing, the Seller shall deliver to the Purchaser certificates representing the Shares (together with all rights then or thereafter attaching thereto), with valid stock powers attached; and the Purchaser shall deliver the Initial Purchase Price to the Seller by wire transfer of immediately available funds to an account designated by the Seller at least two (2) business days in advance of the Closing Date.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

    2.1 Representations and Warranties of the Seller. The Seller represents and warrants to and agrees with the Purchaser that, except as set forth in the Seller's Disclosure Schedule delivered herewith (which specifically references in such Disclosure Schedule the lettered paragraph of this Section 2.1 to which any such exceptions relate, it being understood and agreed that, with respect to any particular exception, such exception shall be deemed disclosed only for purposes of the paragraph or paragraphs so referenced and shall not be deemed disclosed for purposes of any other paragraph (unless cross referenced to another paragraph)):

    (A) Organization of the Company and the Subsidiaries. Each of the Company and Hi-Shear Automotive Corp., Hi-Shear Holdings Limited, and Hi-Shear Fasteners Europe Limited, each a subsidiary of the Company (individually a "Subsidiary" and collectively the "Subsidiaries"), is duly incorporated, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation, with the full corporate power and authority to own its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except such jurisdictions, if any, where any failures to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. The copies of the Company's and each Subsidiary's certificate of incorporation and by-laws, or other charter documents, previously delivered to the Purchaser are complete and correct. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or other charter documents.

    (B) Organization and Authority of the Seller. The Seller has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware, has the full corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated and otherwise to carry out its obligations hereunder. Except for the approval of the holders of a majority of the outstanding shares of common stock of the Seller, this Agreement has been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller, enforceable against it in accordance with its terms. The Board of Directors of the Seller has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the stockholders of the Seller, (ii) resolved, subject to their fiduciary duties under applicable law, to recommend that the stockholders of the Seller approve this Agreement and the transactions contemplated hereby and (iii) taken all action necessary with respect to the transactions contemplated hereby so as to render inapplicable to such transactions, including, without limitation, the purchase of the Shares pursuant hereto, the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law and the supermajority voting requirements contained in Section 13 of Seller's Certificate of Incorporation. Lazard Freres & Co. LLC has delivered to the Board of Directors of the Seller its opinion dated October 7, 1995 to the effect that, as of the date of such opinion, the Purchase Price is fair to Seller from a financial point of view.

    (C) Capital Stock; Subsidiaries. The authorized, issued and outstanding capital stock of the Company and each of the Subsidiaries is set forth in the Seller's Disclosure Schedule. The Shares are the only issued and outstanding capital stock of the Company. The Shares and all of the issued and outstanding shares of capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Neither the Company nor any Subsidiary has any authorized, issued or outstanding shares of preferred stock. There are no existing options, calls or commitments of any character relating to the authorized and unissued capital stock of the Company or any Subsidiary or to any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock of the Company or any Subsidiary, and no such convertible or exchangeable securities or obligations are outstanding. All of the Shares are owned by the Seller, and all of the issued and outstanding shares of capital stock of the Subsidiaries are owned by the Company or a Subsidiary, in each case beneficially and of record, free and clear of all liens, pledges, voting agreements, restrictions, encumbrances or claims. The Company has no subsidiaries, other than the Subsidiaries.

    (D) Financial Statements; SEC Reports. The consolidated balance sheet of the Company and the Subsidiaries as of May 1995 and 1994, and the consolidated statement of income for the twelve months ended May 28, 1995, May 27, 1994 and May 30, 1993 relating thereto (for purposes of this Agreement, all references to such balance sheets and statements of income shall include, with respect to financial statements as of or for the twelve months ended May 28, 1995, May 29, 1994 and May 30, 1993, reference to the notes thereto), copies of which have been delivered by the Seller to the Purchaser, have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at such dates and the results of their operations for such periods in accordance with GAAP. The consolidated balance sheet of the Company and the Subsidiaries as of August 1995, and the related consolidated and consolidating statement of income for the three-month period ended August 27, 1995, together with the notes thereto, copies of which have been delivered by the Seller to the Purchaser, have been prepared (except for normal year-end closing and audit adjustments) in conformity with GAAP consistently applied and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at such date and the results of their operations for such period in accordance with GAAP. The Seller has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be so filed since May 31, 1993. The Seller has made available to the Purchaser, in the form filed with the SEC, copies of (i) the Seller's Annual Reports on Form 10-K for the fiscal years ended May 31, 1995, 1994 and 1993, (ii) all proxy statements relating to meetings of the Seller's stockholders which have been held since May 31, 1993, in the form distributed to the Seller's stockholders and (iii) all other reports or registration statements filed by the Seller with the SEC since May 31, 1993 (collectively, the "SEC Reports"). The SEC Reports were prepared, in all material respects, in accordance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of the respective dates of the SEC Reports, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (E) Absence of Undisclosed Liabilities. Except as disclosed in the consolidated balance sheet of the Company and the Subsidiaries as of August 1995, there are no debts, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company or the Subsidiaries of a kind required by GAAP to be reflected in a consolidated balance sheet of the Company and the Subsidiaries, other than debts, liabilities and obligations which arose after May 31, 1995 in the ordinary course of the business consistent with past practice of the Company and the Subsidiaries or which would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

    (F) Absence of Certain Changes or Events. Since May 31, 1995, each of the Company and the Subsidiaries has conducted its business in the ordinary course, and there has not been (i) any amendment to its charter or by-laws, (ii) any issuance or sale of any shares of capital stock of the Company or any Subsidiary, or securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any such shares, or any agreements obligating the Company or any Subsidiary to do any of the foregoing,
(iii) any dividends (whether in cash or property) declared, set aside, paid or made with respect to the capital stock of the Company, (iv) any material adverse change in the business, financial condition or results of operations of the Company and the Subsidiaries, other than any change related to or caused by the Purchaser's actions in connection with this Agreement or the transactions contemplated hereby, (v) any damage, destruction or other casualty loss (whether or not covered by insurance) materially adverse to the business, financial condition, or results of operations of the Company and the Subsidiaries, (vi) any increase in the compensation payable or to become payable by the Company or any Subsidiary to any of its officers, employees or directors or any increase in any bonus, insurance, pension or other employee benefit plan, agreement, payment or arrangement made by the Company or any Subsidiary for or with any such officers, directors or employees, except for increases in the ordinary course of business consistent with past practice, (vii) any labor dispute affecting the Company and the Subsidiaries, other than routine labor matters, (viii) any transaction between the Company or any Subsidiary on the one hand, and the Seller or any affiliate of the Seller (other than the Company and the Subsidiaries), on the other hand, other than transactions in the ordinary course of business consistent with past practice, (ix) any commitment or transaction entered into by the Company or any Subsidiary other than in the ordinary course of its business consistent with past practice, (x) any change by the Company or the Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP, or (xi) any other event or condition of any character which materially adversely affects the business, financial condition or results of operations of the Company and the Subsidiaries.

    (G) Title to Properties; Absence of Liens and Encumbrances, etc. Each of the Company and the Subsidiaries has good, valid and marketable title to all of the real and personal property owned by it, free and clear of any liens, charges and encumbrances (except for liens in respect of taxes not yet due and payable, and immaterial title defects and encumbrances that do not interfere with the use of the property subject thereto or affected thereby). All material leases under which the Company or any Subsidiary is the lessee of real property are listed in the Seller's Disclosure Schedule and, to the knowledge of the Seller, are valid, subsisting and enforceable leases. There is no material default by the Company or any Subsidiary or, to the Seller's knowledge, any landlord, under any such lease. Neither the Company nor any Subsidiary has received any notice of any proposed condemnation of any such property.

    (H) Litigation. There are no actions, suits, proceedings or investigations (including those related to product liability claims) pending or, to the Seller's knowledge, threatened (i) against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by, any court or governmental agency or authority which, if decided adversely to the Company or any such Subsidiary, would have a material adverse effect on their business, financial condition or results of operations or (ii) as of the date hereof, against the Seller, the Company or any Subsidiary which seeks to question, delay or prevent the consummation of the transactions contemplated hereby. There are no unsatisfied judgments or material outstanding injunctions, decrees, or awards against the Company or any Subsidiary or against any of their assets, business or properties.

    (I) Compliance with Law. The businesses of the Company and the Subsidiaries are not being and have not been conducted in violation of any law or regulation of any federal, state, local or foreign governmental entity or of any governmental approvals, permits, registrations and licenses necessary to the conduct of their businesses, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. The representation and warranty contained in this Section 2.1(I) do not apply to any law or regulation regulating pollution or protection of the environment or to occupational health and safety.

    (J) Contracts and Leases. Neither the Company nor any Subsidiary is as of October 5, 1995 a party to, or bound by, any contract to be performed after the Closing Date pursuant to which the

Company or such Subsidiary is obligated to expend more than $100,000 in any twelve-month period and which is not subject to cancellation by it, on not more than 30 days' notice without penalty or increased cost. Neither the Company nor any Subsidiary is a party to or bound by any agreement, contract or lease that was entered into outside the ordinary course of its business or which restricts the ability of the Company or any Subsidiary to compete with any person or in any geographic area. There is no default by the Company or any such Subsidiary to any agreement, contract or lease, or to the Seller's knowledge, any other party thereto, which defaults could, individually or in the aggregate, materially adversely affect their business, financial condition or results of operations. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or similar agreement with any labor organization or any employment contract or severance agreement with any employee.

    (K) Insurance. All property and casualty insurance policies which currently insure the Company and the Subsidiaries are listed in the Seller's Disclosure Schedule and, by their terms, will remain in full force and effect at least up to the Closing Date.

    (L) Employee Benefit Plans. The Seller's Disclosure Schedule contains an accurate and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, stock bonus, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of
Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee, director, former employee or former director of the Company (the "Benefit Plans"). The Seller's Disclosure Schedule identifies each of the Benefit Plans that is an "employee welfare benefit plan" or an "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA, respectively, (such plans being hereinafter referred to collectively as the "ERISA Plans") and subject to ERISA. Neither the Company nor any ERISA Affiliate has any formal plan or commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee, director, former employee or former director of the Company or any ERISA Affiliate. Copies of all such written Benefit Plans have been delivered or made available to the Purchaser. With respect to the Benefit Plans: (i) each Benefit Plan is and has been in material compliance with all applicable laws, and, if intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received or timely applied for, a favorable determination letter from the Internal Revenue Service, (ii) no Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has contributed to, or has been obligated to contribute to, a multiemployer plan during the six year period ending on the date hereof, (iii) no Benefit Plan provides medical, health, dental or life insurance coverage beyond termination of employment except as required by Section 4980B of the Code, (iv) to the knowledge of the Company, no event has occurred with respect to a Benefit Plan or trust which would subject the Company, any ERISA Affiliate, any Benefit Plan, or any trustee or administrator thereof to a material civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a material tax under Sections 4975, 4976 or 4980B of the Code, (v) all employee benefit plans or programs covering foreign employees have been maintained in material compliance with applicable laws and are adequately funded in accordance with their respective terms and applicable laws,
(vi) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and to the knowledge of the Seller, no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due, (vii) the PBGC has not instituted proceedings to terminate any of the ERISA Plans and, to the knowledge of the Seller, no condition exists that presents a material risk that such proceedings will be instituted, and (viii) with respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such ERISA Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such ERISA Plan's actuary with respect to such ERISA Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, and all such amounts due and properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company or the Seller on or prior to the Closing Date; and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date hereof. No lien imposed under the Code or ERISA exists on account of any ERISA Plan. No amounts payable under the Benefit Plans or any other agreement or arrangement to any employee, director, former employee or former director of the Company in effect as of the Closing will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

    (M) Completeness of Assets. The assets and properties owned by the Company and the Subsidiaries are, in accordance with past practice, suitable and sufficient for the conduct of their businesses as heretofore conducted and will provide the Purchaser with the capability to manufacture, use and sell the products and conduct the businesses of the Company and the Subsidiaries in substantially the same manner as they have been conducted heretofore.

    (N) Related Party Interests. As of the date hereof neither the Seller nor any subsidiary of the Seller (other than the Company or a Subsidiary):

        (i) has any cause of action or other claim against the Company or any Subsidiary or the assets or properties of the Company or any Subsidiary, or owes any material amount to, or is owed any material amount by, any of them;

        (ii) is a party to any material contract, lease, agreement, arrangement or commitment used in or related to the business of the Company or any Subsidiary;

        (iii) receives from or furnishes to the Company or any Subsidiary, any goods or services (with or without consideration), other than managerial assistance and supervision; or

        (iv) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, firm or other entity which is a material competitor, lessor, lessee, customer or supplier of the Company, except securities of any publicly-held corporation which do not exceed five percent (5%) of the outstanding voting securities of such corporation.

    (O) Warranties, etc. (i) All products manufactured or sold by the Company have been in substantial conformity with the applicable contractual commitments and specifications.

        (ii) There are no recalls of products produced by the Company or any Subsidiary pending or threatened and, to the Seller's knowledge, there is no basis for any material recall of any such products.

    (P) Illegal Payments. No payment or contribution has been made by or on behalf of the Company or any Subsidiary which is in violation of any applicable federal, state or foreign law.

    (Q) Non-Contravention. The execution and delivery of this Agreement by the Seller and the consummation of the sale of the Shares contemplated hereby will not (i) violate any provision of the

Certificate of Incorporation or By-Laws of the Seller, or (ii) violate any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or constitute (with or without due notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation or amendment under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the assets and properties of the Company and the Subsidiaries pursuant to any provision of, any agreement, lease, mortgage or instrument, or (iii) violate any law, regulation, order, arbitration award, judgment or decree to which the Seller, the Company or any Subsidiary is a party or by which any of them is bound except, in case of the preceding clauses (ii) and (iii), for such violations, accelerations, defaults, terminations, cancellations, amendments, liens, charges, pledges, security interests and encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

    (R) Consents and Approvals. The only authorizations, consents, approvals of or notices to or filings with any federal, state or foreign court, agency, commission or other regulatory body or official required to be obtained or made by the Seller in connection with the transactions contemplated hereby are (i) the notification to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated pursuant thereto (the "HSR Act"); (ii) the notification to the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment ("Exon-Florio"); (iii) any required filings or approvals under federal or state securities laws; and (iv) authorizations, consents, approvals, notices and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

    (S) Tax Matters. All (i) Tax Returns (as hereinafter defined) that are required to be filed by or with respect to the Company, any Subsidiary or any "affiliated group" (as defined in Section 1504(a) of the Code) (the "Affiliated Group") of which the Company or any Subsidiary is or was a member have been duly filed and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been paid, (iii) such Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid,
(v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of any Tax Returns are currently pending, (vi) none of the Company or any Subsidiary is currently being audited or examined by any taxing authority or has received notice of any such audit or examination, (vii) no waivers of statutes of limitation have been given or requested by or with respect to any Taxes of the Company, any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member,
(viii) all amounts that are required to be collected or withheld by the Company or the Affiliated Group with respect to Taxes have been duly collected and withheld, and all such amounts that are required to be remitted to any taxing authority, including any applicable interest and penalties, have been remitted on a timely basis, and (ix) the Company is a member of the Affiliated Group of which the Seller is the parent.

    For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including, without limitation, consolidated, combined and unitary returns.

    (T) Trademarks and Patents. The Company and the Subsidiaries have, or have rights to use, all material patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, computer software and rights (collectively, the "Intellectual Property Rights") which are necessary for use in connection with their businesses. The Seller's Disclosure Schedule contains a list of all material patents, patent applications, trademarks, trademark applications and trade names owned by or licensed to the Company or any Subsidiary (and any material licenses thereof from the Company or any such Subsidiary) and a description of the Company's practice regarding copyrights. To the Seller's knowledge, (i) the use of the Intellectual Property Rights by the Company and the Subsidiaries does not conflict with the intellectual property rights of any other person and no other person's operations conflict with the use and registration of the Intellectual Property Rights and (ii) each material patent and application therefor owned by the Company or any Subsidiary is in proper form, not disclaimed and has been duly maintained. There are no suits pending or, to the Seller's knowledge, threatened against or by the Company or any Subsidiary claiming a conflict by the Company or any such Subsidiary with any intellectual property rights of any other person or a conflict by any other person with any of the Intellectual Property Rights.

    (U) Environmental Liability. The Company and the Subsidiaries are in compliance with all Environmental Laws, except for any failures to so comply that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. To the Seller's knowledge, no events have occurred and no conditions exist that reasonably could be expected to give rise to liability for the use, handling, generation, treatment, storage, disposal or transportation of Hazardous Substances, which individually or in the aggregate would have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries. The Company and the Subsidiaries have obtained, hold and are in compliance with all registrations, permits, licenses and approvals required under any Environmental Law necessary for the operations of the Company and the Subsidiaries as currently conducted, except for any failures to so obtain, hold or comply that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries.

    As used in this Section 2.1(U), (i) the term "Environmental Laws" shall mean all applicable federal, state, or local laws, statutes, rules, regulations or ordinances in effect at the date hereof that govern (a) hazardous or toxic materials, substances or wastes, (b) emissions to the air, land, surface water or ground water, or (c) the protection of the environment; and (ii) the term "Hazardous Substances" shall mean any hazardous or toxic materials, substances or wastes as defined in any applicable Environmental Law.

    (V) Proxy Statement. The proxy statement to be prepared by the Seller in connection with the stockholders' meeting referred to in Section 3.11 hereof (or any amendment thereof or supplement thereto) will, at the date mailed to such stockholders and at the time of the meeting of such stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Seller with respect to statements made therein based on information supplied by the Purchaser in writing for inclusion in such proxy statement. Such proxy statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    2.2 Representations and Warranties with Respect to the Purchaser. The Purchaser represents and warrants to and agrees with the Seller that:

        (A) Organization and Authority of the Purchaser. The Purchaser has been duly organized, is validly existing and is in good standing under the laws of the Republic of France, has the full corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated and otherwise to carry out its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser, has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding agreement of the Purchaser, enforceable against it in accordance with its terms.

        (B) Litigation. As of the date hereof, no action, suit, proceeding or investigation is pending or, to the knowledge of the management of the Purchaser, threatened against the Purchaser which seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

        (C) Non-Contravention. The execution and delivery of this Agreement by the Purchaser and the consummation of the purchase of the Shares contemplated hereby will not (i) violate any provision of the charter documents of the Purchaser, or (ii) violate any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or constitute (with or without due notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation or amendment under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the assets and properties of the Purchaser pursuant to any provision of, any agreement, lease, mortgage or instrument, or (iii) violate any law, regulation, order, arbitration award, judgment or decree to which the Purchaser is a party or by which it is bound except, in case of the preceding clauses (ii) and
    (iii), for such violations, accelerations, defaults, terminations, cancellations, amendments, liens, charges, pledges, security interests and encumbrances which would not, individually or in the aggregate, prevent the Purchaser from purchasing the Shares pursuant hereto.

        (D) Consents and Approvals. The only authorizations, consents or approvals of or notices to or filings with any federal, state or foreign court, agency, commission or other regulatory body or official required to be obtained or made by the Purchaser in connection with the transactions contemplated hereby are (i) the notification to the FTC and the Antitrust Division pursuant to the HSR Act; (ii) the notification to CFIUS under Exon-Florio; (iii) any required filings or approvals under federal or state securities laws; and (iv) authorizations, consents, approvals, notices and filings which, if not obtained or made, would not, individually or in the aggregate, prevent the Purchaser from purchasing the Shares pursuant hereto.

        (E) Securities Act of 1933. The Purchaser is acquiring the Shares solely for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof.

        (F) Availability of Financing. The Purchaser has and will have sufficient financing to pay the Purchase Price in accordance with the terms of this Agreement and all fees and expenses incurred in connection with the transaction contemplated hereby for which the Purchaser is responsible.

        (G) Purchaser Not an "Interested Stockholder". Except to the extent that they may be deemed such by virtue of this Agreement and the Stockholders Agreement, neither the Purchaser nor any of its affiliates is an "interested stockholder" of the Seller within the meaning of Section 203 of the Delaware General Corporation Law.

                                  ARTICLE III

                      ADDITIONAL AGREEMENTS OF THE PARTIES

    3.1 Ordinary Course of Business. Prior to the Closing Date, and except as otherwise expressly contemplated by this Agreement or as set forth in Section
3.1 of the Seller's Disclosure Schedule, or approved in writing by the Purchaser, the Seller covenants and agrees that:

        (A) The Company and each of the Subsidiaries will maintain itself at all times as a corporation duly organized and validly existing under the laws of the jurisdiction under which it is incorporated;

        (B) The Company and each of the Subsidiaries will carry on its respective business in the ordinary course substantially in the manner carried on as of the date hereof, and neither the Company nor any Subsidiary will engage in any activity or transaction or enter into any agreement or commitment other than in the ordinary course of its business as heretofore conducted;

        (C) Neither the Company nor any Subsidiary will declare, authorize or pay any distribution or dividend or redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any shares of its stock or issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any share of its capital stock;

        (D) Other than as may be provided in any of the Company's or any Subsidiary's existing Benefit Plans, employment contracts or arrangements, neither the Company nor any Subsidiary will pay or obligate itself to pay any compensation, commission, severance or retirement payment or bonus to any current or former director, officer or employee, other than in the ordinary course of business consistent with past practice;

        (E) The Company and each of the Subsidiaries will use its reasonable efforts to preserve its business organization intact, to keep available to the Purchaser the services of its employees and to preserve for the Purchaser its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

        (F) Neither the Company nor any Subsidiary will sell or otherwise dispose of or pledge or otherwise encumber (unless resulting from actions beyond the Company's or any such Subsidiary's control, of a governmental authority or of another party to a contract to which the Company or any such Subsidiary is a party) any of its assets except in the ordinary course of its business;

        (G) The Company and the Subsidiaries will maintain their facilities, machinery and equipment as a whole in good operating condition and repair consistent with past practice, subject only to ordinary wear and tear;

        (H) Neither the Company nor any Subsidiary will amend its Certificate of Incorporation or By-Laws or other charter documents;

        (I) Neither the Company nor any Subsidiary will amend any of its employment contracts;

        (J) Without limiting the foregoing, the Seller will consult with the Purchaser regarding all material developments, transactions and proposals relating to the businesses of the Company and the Subsidiaries;

        (K) Neither the Company nor any Subsidiary shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

        (L) Neither the Company nor any Subsidiary shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Purchaser, except in the ordinary course of business and consistent with past practice;

        (M) Neither the Company nor any Subsidiary shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Company or any Subsidiary of the Company or customary loans or advances to employees in accordance with past practice);

        (N) Neither the Company nor any Subsidiary shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (i) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and the Subsidiaries, (ii) incurred in the ordinary course of business and consistent with past practice or (iii) which are legally required to be paid, discharged or satisfied;

        (O) Neither the Company nor any Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

        (P) Seller will not sell, assign, transfer or otherwise dispose of any Shares, or subject any Shares to any liens, pledges, voting agreements, restrictions, encumbrances or claims; and

        (Q) None of the Seller, the Company or any Subsidiary will take, or agree to commit to take, any action that is intended to make any representation or warranty of the Seller contained herein inaccurate in any respect at the Closing Date.

    3.2 Purchaser's Actions. The Purchaser will not take, or agree to commit to take, any action that is intended to make any representation or warranty of the Purchaser contained herein inaccurate in any respect at the Closing Date.

    3.3 Other Tax Matters.

    (a) Section 338(h)(10)

        (i) Election. The Seller and the Purchaser shall make a joint election under Section 338(h)(10) of the Code with respect to the purchase of the Shares and under any similar provisions of state, local or foreign law (the "Election"). On the Closing Date or promptly thereafter, the Seller and the Purchaser shall exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local and foreign forms. If any changes are required in these forms as a result of information which is first available after the Closing Date, the parties shall promptly agree on such changes.

        (ii) Allocation of Purchase Price. In connection with the Election, the Seller and the Purchaser, as soon as practicable and in any event prior to the Closing Date, shall act together in good faith to agree on the Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Sales Price among the assets of the Company and the Subsidiaries.

    Such allocation of the Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. As among the Seller, the Purchaser, the Company and the Subsidiaries, the valuations of the Assets listed in such allocation shall be conclusive and binding.

    If the Purchaser and the Seller are not able to agree on such allocation, such dispute shall be resolved by a "Big Six" firm of independent public accountants jointly selected by the Purchaser and the Seller (other than the Seller's and the Purchaser's respective regular accounting firms) whose fees and expenses shall be paid equally by the Purchaser and the Seller. The Purchaser and the Seller shall use the asset allocation for purposes of all reports and returns with respect to Taxes, including Internal Revenue Service Form 8594 or any equivalent statement, and shall take no position inconsistent with such allocation in any tax return, any proceeding before any taxing authority or otherwise. In the event that such allocation is disputed by any taxing authority, the party receiving such notice shall promptly notify and consult with the other party concerning resolution of such dispute.

    (b) Liability for Taxes and Related Matters.

        (i) Seller's Liability for Taxes. Notwithstanding anything in this Agreement to the contrary, but subject to paragraph (c) of this Section 3.3, the Seller shall be liable for and shall indemnify the Purchaser for all Taxes not reflected on the balance sheet prepared in accordance with Section 1.2(b) hereof which are (a) imposed with respect to any taxable year or period on any member of any Affiliated Group of which the Company or any Subsidiary was a member for any taxable year or period ending on or before the Closing Date (other than the Company or such Subsidiary), and (b) imposed on the Company or any Subsidiary or for which the Company or such Subsidiary may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except as set forth in clause (v) below, the Seller shall be entitled to any refund of Taxes of the Company or any Subsidiary received for such periods.

        (ii) Purchaser's Liability for Taxes. The Purchaser shall be liable for and indemnify the Seller for the Taxes of the Company and the Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date. The Purchaser shall be entitled to any refund of Taxes of the Company or any Subsidiary received for such periods.

        (iii) Taxes for Short Taxable Year. For purposes of paragraphs (b)(i) and (b)(ii), whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary for a portion of a taxable year or period that begins on or before and ends after the Closing Date, the determination of the Taxes of the Company or such Subsidiary for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined (x) in the case of income, franchise, sales and similar Taxes, pursuant to an interim closing of the books method by assuming that the Company or such Subsidiary had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per diem basis and (y) in the case of other Taxes, by prorating the Taxes owed for the taxable year or period on a per diem basis.

        (iv) Adjustment to Purchase Price. Any payment by the Purchaser or the Seller under this Section will be an adjustment to the Purchase Price.

        (v) Refunds from Carrybacks. If the Seller becomes entitled to a refund or credit of Taxes for any period for which it is liable under Section 3.3(b)(i) to indemnify the Purchaser and such Taxes are attributable solely to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and attributable to the Company or any Subsidiary, the Seller shall promptly pay to the Purchaser the amount of such refund or credit together with any interest received thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, the Purchaser shall indemnify and hold harmless the Seller for any tax liability, including interest and penalties, assessed against the Seller by reason of the reduction or disallowance.

        (vi) Tax Returns. The Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for taxable years or periods of the Company and the Subsidiaries ending on or before the Closing Date and shall pay any Taxes due in respect of such taxable years or periods, and Purchaser shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such taxable years or periods. With respect to any such Tax Return for a taxable period that begins on or before and ends after the Closing Date, the Purchaser shall deliver a copy of such Tax Return to the Seller at least forty-five (45) calendar days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the pre-closing period and the post-closing period of the Taxes shown to be due on such Tax Return. Such Tax Return and allocation shall be final and binding on the Seller, unless, within fifteen (15) calendar days after the date of receipt by the Seller of such Tax Return and allocation, the Seller delivers to the Company a written request for changes to such Tax Return or allocation. If the Seller delivers such a request, then the Seller and the Purchaser shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Tax Return. If the Seller and the Purchaser are unable to resolve any issue by the earlier of (i) ten (10) calendar days after the date of receipt by the Company of the request for changes, or (ii) ten (10) calendar days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then Seller and the Purchaser shall engage jointly an independent accounting firm to determine the correct treatment of the item or items in dispute. Each of the Seller and the Purchaser shall bear and pay one-half of the fees and other costs charged by the independent accounting firm. The determination of the independent accounting firm shall be final and binding on the parties hereto. The Seller shall pay the Purchaser the Taxes for which the Seller is liable pursuant to Section 3.3(b)(i) but which are payable with Tax Returns to be filed by the Purchaser pursuant to the previous sentence within the later of (a) 10 calendar days prior to the due date (including extensions thereof) for the filing of such Tax Returns or
    (b) five calendar days of the resolution of any dispute regarding the allocation of Taxes pursuant to the procedure described above.

        (vii) Contest Provisions. Each Party shall promptly notify the other in writing upon receipt by such party, or any of its affiliates of a notice of any pending or threatened Tax audits, claims or assessments (a "Tax Claim") which may affect the Tax liabilities of the Company or any Subsidiary for which the receiving party would be required to indemnify the notifying party pursuant to this Section 3.3(b)(i), provided that failure to comply with this provision shall not affect the notifying party's right to indemnification hereunder so long as the other party's position is not actually and materially prejudiced thereby. With respect to any Tax Claim which might result in an indemnity payment to the Purchaser pursuant to
    Section 3.3(b)(i), the Seller shall have the sole right to represent the Company's or any such Subsidiary's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel and accountants of its choice at its expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Purchaser, the Company or any Subsidiary for any period after the Closing Date without the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Seller has fully indemnified the Purchaser against the effects of any such settlement.

    The Seller shall be entitled to participate at its expense in the defense of any Tax Claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Seller pursuant to Section 3.3(b)(i) and, with the written consent of the Purchaser, and at its sole expense, may assume the entire defense of such Tax claim. Neither the Purchaser nor the Company nor any Subsidiary may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Seller under Section 3.3(b)(i) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

        (viii) Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by the Seller, or any member of the affiliated group of which the Seller is a member, and the Company and the Subsidiaries shall be terminated as to them as of the Closing Date.

    (c) Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser and the Seller shall each be liable for one-half of all transfer, sales, use, recording or similar taxes arising from the sale of the Shares.

    (d) Assistance and Cooperation. After the Closing Date, each of the Seller and the Purchaser shall and shall cause their respective affiliates to:

        (i) assist the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 3.3;

        (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or any Subsidiary;

        (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Subsidiaries;

        (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company or any Subsidiary, for taxable periods for which the other may have a liability under this Section 3.3; and

        (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

    (e) Survival of Tax Provisions. The obligations of the parties set forth in this Section 3.3 shall be unconditional and absolute and shall remain in effect until sixty days following the expiration (with valid extensions) of all statutes of limitations applicable to the collection or assessment of the Taxes at issue. Notwithstanding the foregoing sentence, if the Seller makes a request for prompt assessment pursuant to Section 6501(d) of the Code or any similar provision of state, local or foreign law with respect to any period which may be the subject of indemnification by the Seller under Section 3.3(b)(i), the payment by Seller of any Taxes assessed as a result of such request shall terminate the Seller's obligations under Section 3.3(b)(i) with respect to such period.

    3.4 Access Prior to Closing. The Seller shall afford the Purchaser and its representatives (including, without limitation, its independent public accountants and counsel) reasonable access during regular business hours from the date hereof until the Closing Date to any and all of the premises, properties, contracts, books, records and data of or relating to the Company and the Subsidiaries for the purpose of enabling the Purchaser to confirm the accuracy of the Seller's representations and warranties, and its compliance with its covenants, contained in this Agreement and to keep itself apprised of the business, affairs, operations and financial results of the Company and the Subsidiaries, but not to permit the Purchaser to participate in the management of the business of the Seller, the Company or the Subsidiaries.

    3.5 Preservation of Records. The Purchaser agrees that it shall preserve and keep the records of the Company and the Subsidiaries delivered to it hereunder for a period of three (3) years from the Closing Date, and shall make such records available to the Seller or its representatives, at the Seller's expense, as may be reasonably required by the Seller. In the event the Purchaser wishes to destroy such records after that time, it shall first give thirty (30) days' prior written notice to the Seller and the Seller shall have the right, at its option and at its expense, to take possession of said records within sixty (60) days thereafter. If, following the Closing, the Seller retains any records relating to the business of the Company and the Subsidiaries, the Seller shall preserve and keep such records, shall make such records available to the Purchaser and shall give the Purchaser the right to take possession of such records, to the same extent as indicated above with respect to records held by the Purchaser.

    3.6 Confidentiality. The terms of the letter agreement dated as of March 6, 1995 (the "Confidentiality Agreement") between the Seller and the Purchaser are herewith incorporated by reference and shall continue in full force and effect until Closing and shall terminate as of the Closing; provided that if this Agreement is terminated for any reason, the Confidentiality Agreement shall remain in full force and effect after such termination. The Seller covenants that, after the Closing, it will not, and will not permit any of its affiliates to, without the prior written consent of the Purchaser, disclose to any person confidential information relating to the business of the Company or any Subsidiary (the "Confidential Information"), except to their respective officers, directors, employees and representatives who need to know such information for purposes of Taxes, accounting, pending litigation and other matters necessary in respect of the Seller's ownership, prior to the Closing Date, of the Company and the Subsidiaries, unless in the opinion of the Seller's counsel, disclosure is required to be made under the Securities Act, the Exchange Act, other applicable law or the regulations of the New York Stock Exchange. In the event that the Seller or any of its affiliates is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Seller will provide the Purchaser with prompt written notice of such request or demand or other similar process so that the Purchaser may seek an appropriate protective order or, if such request, demand or other similar process is not mandatory, waive the Seller's compliance with the provisions of this Section 3.6, as appropriate. As used herein, the term "Confidential Information" does not include information which becomes generally available to the public other than as a result of disclosure by the Seller or any of its affiliates.

    3.7 Regulatory and Other Authorizations. Each of the parties will use its reasonable efforts to obtain the authorizations, consents, orders and approvals of federal, state and foreign governmental bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and will cooperate reasonably with each other in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. The parties shall use their reasonable efforts to file promptly, with the FTC, the Antitrust Division and CFIUS, the required notification and report forms and documentary material which comply with the provisions of the HSR Act and Exon-Florio, and will promptly file any additional information reasonably requested as soon as practicable after receipt of the request from the FTC, the Antitrust Division or CFIUS.

    3.8 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be necessary or desirable to carry out the transactions contemplated hereunder.

    3.9 Intercompany and Other Obligations. On or prior to the Closing Date, the Seller shall cancel, cause to be cancelled, or contribute to the capital of the Company or the Subsidiaries, the net amount of all intercompany debt (the "Intercompany Debt") between the Seller or any subsidiary of the Seller (other than the Company or any Subsidiary), on the one hand, and the Company or a Subsidiary, on the other. Until the Closing Date, all amounts, including principal, interest and penalty, if any, owed by or to, as the case may be, the Company and the Subsidiaries, on the one hand, and owed to or by, as the case may be, the Seller and its other subsidiaries, on the other hand, shall be paid in the ordinary and regular course consistent with past practice in accordance with the terms of such obligations. On or prior to the Closing Date, the Seller will (i) repay or cause to be repaid all amounts outstanding under the Company's credit agreement with The CIT Group/Credit Finance, Inc. and Hi-Shear Fasteners Europe Limited's credit facility with Barclays Bank PLC and all other indebtedness for borrowed money (other than Intercompany Debt) of the Company or any Subsidiary, in each case including, without limitation, all penalties, premiums and fees associated with such repayment, and cause all necessary action to be taken as promptly thereafter as practicable to cause all liens and security interests related thereto to be terminated and (ii) if the Purchaser so requests, assign (to the extent assignable) to the Company, and cause the Company to assume, any or all contracts (including, without limitation, insurance policies) to which Seller or any of its subsidiaries (other than the Company and the Subsidiaries) is a party which are primarily related to the business of the Company and the Subsidiaries (or, in the case of any such contract which is not exclusively related to the business of the Company and the Subsidiaries, such portion of such contract as the parties shall agree in good faith is appropriate and reasonable).

    3.10 Insurance. In the event that, on or prior to the Closing Date, any material property owned or leased by the Company or any Subsidiary suffers any material damage, destruction or allied loss, the Seller shall surrender to the Purchaser (i) any insurance proceeds received by the Seller with respect to such damage or loss and (ii) all rights of the Seller with respect to any causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage or loss.

    3.11 Seller Stockholder Approval. The Seller covenants and agrees, as promptly as practicable, to take all actions necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of adopting and approving this Agreement and the transactions contemplated hereby and, if the Seller so elects, to approve the dissolution of the Seller. The Board of Directors of the Seller shall, subject to its fiduciary duties under applicable law, recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby and will use its best efforts to obtain such approval. In connection with such stockholder meeting, the Seller covenants and agrees, as promptly as practicable, to prepare and file with the SEC a preliminary proxy or information statement relating to, inter alia, this Agreement and the transactions contemplated hereby and use its best efforts to obtain and furnish the information required to be included by the SEC in such proxy statement and, after consultation with the Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its stockholders.

    3.12 Non-Solicitation. The Seller shall not, nor shall it authorize or permit any of its subsidiaries or any of its or their respective officers, directors or employees or any investment banker, financial advisor (including the financial advisor named in Section 2.1(B)), attorney, accountant or other representative retained by it to, solicit or encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined in Section 7.1 below), or, except in the circumstances described below, participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Nothing contained in this Section 3.12 or in any other provision of this Agreement shall, however, prohibit the Seller or its Board of Directors or its representatives or agents from making such disclosures to its stockholders as are required under applicable law or by rules of the New York Stock Exchange or of any other exchange on which the Seller's securities may be listed for trading. Notwithstanding the foregoing, nothing contained in this Section 3.12 or elsewhere in this Agreement shall prohibit the Board of Directors of the Seller from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide written proposal for a Competing Transaction if: (A) the Board of Directors of the Seller, after consultation with its legal counsel and financial advisors, determines in good faith that such Competing Transaction is economically superior to the transactions contemplated hereby and that such action is necessary or required for the Board of Directors of the Seller to comply with its fiduciary duties to the Seller's stockholders under applicable law, (B) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Seller discloses to the Purchaser that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe in reasonable detail the terms thereof (including the identity of the person or entity making the offer), and (C) prior to furnishing such information to such person or entity, the Seller receives from such person or entity an executed confidentiality agreement, with terms no less favorable to the Seller than those contained in the Confidentiality Agreement. Subject to compliance with the provisions of Section 7.1 and the preceding sentence, the Board of Directors of the Seller may approve and recommend to the Seller's stockholders a Competing Transaction.

    3.13 Certain Benefit Matters. On or prior to the Closing Date, the Seller shall take all steps necessary and appropriate to assign to the Company, and cause the Company to assume, the insurance policies and all related agreements and contracts implemented in connection with the Company's supplemental executive retirement plans (collectively, the "SERPs") with respect to employees and former employees of the Company who participate in, or are entitled to benefits under, the SERPs as of the Closing Date. The Seller shall honor and shall use its best efforts to cause its insurance carriers to honor all claims for benefits incurred prior to the Closing Date under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) maintained by the Seller on behalf of the employees of the Company or its Subsidiaries in accordance with the terms of such welfare plans, without interruption as a result of the consummation of the transactions contemplated by this Agreement.

    3.14 Estoppel Certificates. The Seller shall use reasonable efforts to obtain and deliver to the Purchaser at or prior to the Closing an estoppel certificate, in form and substance reasonably satisfactory to the Purchaser and the Seller, with respect to each of the leases described in Section 2.1(G) of the Seller's Disclosure Schedule.

                                   ARTICLE IV

                             CONDITIONS TO CLOSING

    4.1 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the sale of Shares to be sold hereunder are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, unless waived by the Seller:

        (i) Regulatory Authorizations. All authorizations, consents, orders and approvals of federal, state and foreign regulatory bodies and officials necessary for the performance by the Seller of this Agreement and the consummation by the Seller of the sale and purchase of the Shares hereunder shall have been obtained and the applicable waiting period under the HSR Act and shall have expired or been terminated, there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein, or any of them, not be consummated (collectively, an "Order") and either (A) CFIUS shall have determined not to investigate the transactions contemplated by this Agreement under Exon-Florio (either by action or inaction) or (B) if CFIUS shall have determined to make such an investigation, such investigation shall have been completed or the President shall have determined (by action or inaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement.

        (ii) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, except for any representation and warranty made or given as of a specified date, which shall have been true and correct as of such date; and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (iii) Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Purchaser to the effect that the conditions specified in paragraph (ii) of this Section 4.1 have been satisfied.

        (iv) Seller Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the stockholders of the Seller.

    4.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Shares provided for herein is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, unless waived by the Purchaser:

        (i) Regulatory and Other Authorizations. All authorizations, consents, orders and approvals of federal, state and foreign regulatory bodies and officials necessary for the performance by the Purchaser of this Agreement and the consummation by the Purchaser of the sale and purchase of the Shares hereunder shall have been obtained and the applicable waiting period under the HSR Act shall have expired or been terminated, there shall be no Order in effect and either (A) CFIUS shall have determined not to investigate the transactions contemplated by this Agreement under Exon-Florio (either by action or inaction) or (B) if CFIUS shall have determined to make such an investigation, such investigation shall have been completed or the President shall have determined (by action or inaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement.

        (ii) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, except for any representation and warranty made or given as of a specified date, which shall have been true and correct as of such date; and the Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (iii) Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Seller to the effect that the conditions specified in paragraph (ii) of this Section 4.2 have been satisfied.

        (iv) Share Certificates. The Seller shall have delivered to the Purchaser all certificates representing the Shares, together with all necessary stock powers and transfers, and all other documents reasonably requested by the Purchaser to effect the transfers of the Shares.

        (v) Resignations of Directors. Each director of the Company or any Subsidiary, who is also an officer or a director of the Seller, shall have delivered to the Purchaser a duly executed resignation effective as of the Closing Date.

                                   ARTICLE V

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    5.1 Survival; Waiver of Claims. (a) The representations and warranties of each of the Seller and the Purchaser contained in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing and expire on March 31, 1997, and no action or claim may be brought or raised at any time with respect to any representation and warranty or with respect to the covenants and agreements contained in Sections 3.1(Q) and 3.2 (other than any action or claim under such Sections 3.1(Q) or 3.2 based on the taking of any action intended to cause any representation or warranty to be inaccurate) after such date unless prior thereto the party seeking indemnification shall have notified in writing the party from whom indemnification is sought in reasonable detail of such claim. Except as provided in the preceding sentence, the covenants and agreements contained herein shall survive in accordance with their respective terms.

    (b) Notwithstanding anything herein to the contrary, in the event the Purchaser is notified in writing at least 20 business days prior to the Closing Date (and the Closing Date and the date specified in Section 7.1(c), to the extent necessary, shall be extended to allow for such 20 business day period of notice) of an inaccuracy in any representation or warranty of the Seller contained herein or a non-performance of or non-compliance with any covenant or agreement contained herein required to be performed or complied with by the Seller at or before the Closing, (i) if the Purchaser nevertheless consummates the Closing hereunder, the Purchaser hereby agrees that it shall be deemed to have waived (x) such inaccuracy, non-performance or non-compliance as a condition of its obligation to close hereunder and (y) any and all rights, remedies or other recourse whatsoever against the Seller, including, without limitation, any indemnity pursuant to this Article V, to which the Purchaser might otherwise be entitled in respect of such inaccuracy, non-performance or non-compliance (but the Purchaser shall not be deemed to have waived any right to receive an adjustment to the Purchase Price pursuant to Section 1.2(c) or 1.2(d) which may result from such inaccuracy, non-performance or non-compliance), and (ii) if the Purchaser terminates this Agreement pursuant to
Section 7.1(b)(i), the Purchaser further agrees that it shall be deemed to have waived any and all rights, remedies or other recourse against the Seller to which the Purchaser might otherwise be entitled in respect of such inaccuracy, non-performance or non-compliance; provided, however, that if such inaccuracy, non-performance or non-compliance existed on the date of the execution and delivery of this Agreement or was the result of a deliberate violation of the covenant contained in Section 3.1(Q), the Seller shall reimburse the Purchaser for up to $300,000 of the reasonable out-of-pocket expenses incurred by the Purchaser prior to the date of such termination in connection with the transactions contemplated by this Agreement. In the event the Purchaser is entitled to reimbursement of its expenses pursuant to the preceding sentence and to a fee pursuant to Section 7.5(b) hereof, any amounts paid pursuant to the preceding sentence shall be credited towards the fee payable pursuant to Section 7.5(b) and in no event shall the amount the Purchaser is entitled to receive pursuant to the preceding sentence and Section 7.5(b) exceed the amount set forth in Section 7.5(b).

    5.2 Indemnification. (a) The Seller hereby agrees to indemnify and hold harmless the Purchaser from and against any losses, claims, damages, liabilities, costs and expenses, including, without limitation, taxes, interest, penalties and attorneys' fees and expenses (collectively "Damages"), asserted against, resulting to, imposed upon or incurred by the Purchaser, directly or indirectly, by reason of or resulting from a breach or violation of any covenant or agreement in this Agreement or any breach of a representation or warranty of the Seller hereunder, except to the extent the same are reflected on the balance sheet prepared in accordance with Section 1.2(b) hereof or in the notes thereto. The provisions of Section 3.3(b) shall govern the indemnification for Taxes to the extent inconsistent with the provisions of this Section 5.2. Notwithstanding the foregoing, the Seller shall have no obligation to indemnify the Purchaser for any Damages arising from (i) any aged or surplus inventory other than any increase in the amount of surplus inventory for the items listed on the Company's Special Inventory Report Number LH168R002, as of April 30, 1995 (run date May 31, 1995), the Report Summary of which is attached as Attachment 5.2(a) to the Seller's Disclosure Statement, from the amount of such surplus as of April 30, 1995, as shown on such Report; (ii) the terms of the February 15, 1993 contract between the Company and Boeing Commercial Airplane Group or the July 27, 1992 contract between the Company and Textron Aerostructures (a division of Avco Corporation); (iii) any groundwater, soil or other subsurface contamination at the Company's facility located at 2600 Skypark Drive, Torrance, California as described or identified in (A) a report by Blasland, Bouck & Lee ("BBL") titled "Estimated Costs for Site Characterization and Soil and Ground-Water Remediation, Hi-Shear Corporation Facility, 2600 Skypark Drive, Torrance, California," dated May 1992, including any document reviewed or cited therein (the "BBL Report"); (B) a letter dated September 15, 1992, from Peter J. Murphy of BBL to Patrick Meade of the Company regarding "Status Report for the Hi-Shear Facility Located at 2600 Skypark Drive, Torrance, California. BBL Project No.:
66202" (the "Status Report"); (C) a letter dated October 15, 1993, from Peter J. Murphy of BBL to Patrick Meade of the Company regarding "Tasking, Cost Estimates and Schedule for Remedial Design Activities at Hi-Shear Torrance Facility. BBL Project No.: 66202" (the "Tasking Report"); (D) any and all ground-water monitoring reports submitted to the Company by BBL (the "Monitoring Reports"), including, but not limited to the draft "Second Quarter 1995 Ground-Water Monitoring Report, Hi-Shear Corporation, 2600 Skypark Drive, Torrance, California" dated August 1995 or as would be described or identified in any additional investigations or studies undertaken pursuant to recommendations made in the BBL Report, the Status Report, the Tasking Report or the Monitoring Reports (collectively, the "Reports") or as would be required by a governmental agency with respect to the contamination described or identified in the Reports; or (iv) the absence of any reserve or other provision for any of the foregoing in any financial statement or notes thereto with respect to the Company referred to herein or in the Seller's Disclosure Statement. For the avoidance of doubt, the preceding sentence shall not create any implied obligation of the Seller to indemnify the Purchaser for any Damages relating to any other matters disclosed on the Seller's Disclosure Schedule.

    (b) The Purchaser hereby agrees to indemnify and hold harmless the Seller from and against any Damages asserted against, resulting to, imposed upon or incurred by the Seller, directly or indirectly, by reason of or resulting from a breach or violation of any covenant or agreement in this Agreement or any breach of a representation or warranty of the Purchaser hereunder.

    (c) Solely for determining the Purchaser's right to indemnification hereunder for any breach of the Seller's representations and warranties or the Seller's covenant contained in Section 3.1(Q) hereof, and not for purposes of determining whether the conditions to closing set forth in Article IV hereof have been satisfied (including, without limitation, the conditions set forth in Section 4.2(ii)) or for any other purpose whatsoever, it is understood and agreed that "material" is defined to mean any inaccuracy or inaccuracies in the representations and warranties set forth in any one lettered paragraph of
Section 2.1 hereof which have a cumulative net adverse effect of more than $250,000 on the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

    (d) Promptly after receipt by the indemnified party of notice of the commencement of any action, suit or proceeding or the written assertion of any claim, demand or Tax deficiency, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.2, notify the indemnifying party in writing of such notice, but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may otherwise have to the indemnified party unless the indemnifying party's rights are materially prejudiced thereby. In case any such action, suit, proceeding, demand, Tax deficiency or claim shall be brought or asserted against the indemnified party (or the Company or any Subsidiary if the Purchaser is the indemnified party) and it shall notify the indemnifying party of the commencement or assertion thereof, the indemnifying party shall notify the indemnified party within 30 days of such notice as to whether or not the indemnifying party desires to participate therein. If the indemnifying party elects to participate in the defense of such matter, all decisions relating thereto (except as provided in Section 3.3 above) shall be decided jointly by the indemnified party and the indemnifying party, including but not limited to settlements and appeals. The parties shall use all reasonable efforts to minimize the amount of any loss resulting from any such matter and shall fully cooperate with one another in regard thereto, including, without limitation, delivering copies of all pleadings, documents, reports and correspondence to the other party, and acting reasonably in all matters in which joint decisions are required.

    (e) After the Closing, the Purchaser will make, and will cause Hi-Shear Fasteners Europe Limited to make, reasonably diligent efforts to collect the B.P.190,000 receivable of Hi-Shear Fasteners Europe Limited referred to in
Section 2.1(D) of the Seller's Disclosure Schedule; provided, however, that, notwithstanding anything in this Agreement to the contrary, to the extent such receivable is not paid on or prior to March 31, 1997, the Seller shall pay the Purchaser the unpaid amount thereof upon demand after such date, and the Purchaser and Hi-Shear Fasteners Europe Limited thereupon shall assign in writing to the Seller all of their respective rights to receive, and the Seller shall be subrogated to all rights of the Purchaser and Hi-Shear Fasteners Europe Limited to receive, payment of all unpaid amounts due with respect to such receivable. The Purchaser and Hi-Shear Fasteners Europe Limited shall thereafter reasonably cooperate with the Seller, at the cost and expense of the Seller, in the Seller's efforts to collect the payment of such amount. Any amount due the Purchaser from the Seller pursuant to the first sentence of this paragraph (e) shall not be subject to, or credited against, the limitations on claims set forth in Section 5.3 of this Agreement. For purposes of preparing the consolidated balance sheet of the Company and the Subsidiaries as at the Closing Date referred to in Section 1.2(b) of this Agreement, such receivable shall be valued at B.P.190,000.

    5.3 Limit on Claims. No claim or claims with respect to breaches of representations and warranties of the Seller or of the Seller's covenant contained in Section 3.1(Q) hereof shall be asserted by the Purchaser pursuant to the indemnification provisions provided for pursuant to this Article V, unless the amount of the Damages with respect to breaches of representations and warranties and such covenant is at least U.S. $250,000 in the aggregate and then only to the extent such Damages exceed U.S. $250,000. In no event shall the Seller be liable to the Purchaser for more than an amount equal to the Purchase Price in the aggregate with respect to any claim or claims for indemnification pursuant to this Article V.

    5.4 Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, unless and until this Agreement is properly terminated in accordance with the provisions of Section 7.1 hereof, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    5.5 Remedies Exclusive. The remedies provided herein shall be exclusive and shall preclude the assertion by any party hereto or any other rights or the seeking of any other remedies against the other party hereto for claims arising under this Agreement at common law, in equity (including rights of specific performance), under any statute, rule or regulation or otherwise.

    5.6 Certain Distributions. The Seller covenants and agrees that until March 31, 1997, it will retain and not distribute to its stockholders (including, without limitation, by means of a dividend, dissolution, stock redemption or stock repurchase) at least $3 million of the Purchase Price (the "Retained Amount"). The Purchaser agrees that, subject to the Seller's compliance with the covenant and agreement set forth in Section 3.9(i) of this Agreement, the Seller may distribute to its stockholders the balance of the Purchase Price at such times prior to or after March 31, 1997 and in such manner as the Board of Directors of the Seller may deem appropriate, and solely for such purpose, the Board of Directors of the Seller shall be entitled to proceed as if the Seller's liability to the Purchaser under this Agreement and in respect of the transactions contemplated hereby is in no event greater than $3 million. After March 31, 1997, the Seller may distribute the Retained Amount to its stockholders;

provided, however, that if on or prior to March 31, 1997, the Purchaser shall have notified the Seller of a claim for indemnification in accordance with this
Article V, and such claim shall remain unresolved as of such date, the Seller shall retain and not distribute to its stockholders a portion of such Retained Amount which the Seller and the Purchaser shall agree, or a panel of arbitrators referred to in Section 8.3(b) shall determine, to be sufficient to enable the Seller to satisfy such claim for indemnification to the extent it may be obligated with respect thereto. Upon final resolution of such claim, or at such earlier time as the Purchaser and the Seller may agree or such a panel of arbitrators may determine, the Seller may distribute to its stockholders the balance of such Retained Amount. The Purchaser, for the benefit of itself, its successors and assigns, hereby irrevocably waives and agrees it will not assert against the Seller, any subsidiary of the Seller or any officer, director, employee, expert or stockholder of the Seller or any such subsidiary, any claim for the recovery of any such distribution permitted hereby, or for Damages for, or for other legal or equitable relief in respect of, the declaration, payment, making or receipt of any such distribution permitted hereby under any federal, state, local or foreign law, statute or regulation (including, without limitation, any applicable bankruptcy, insolvency, fraudulent conveyance or other law affecting or protecting the rights of creditors or the Delaware General Corporation Law), at common law, in equity or otherwise, notwithstanding the fact that as a result of any such distributions, the Seller may not have funds sufficient to indemnify the Purchaser in respect of any claim for Damages asserted hereunder or otherwise.

                                   ARTICLE VI

                       FEES RELATING TO THIS TRANSACTION

    6.1 The Seller's Fee. The Seller has not entered into any agreement with any other party and is not responsible for claims by any other party for brokerage or other commissions related to this Agreement or the transactions contemplated hereby, except that the Seller has retained as its financial adviser and the Seller is responsible for, and shall indemnify the Purchaser against, any obligations with respect to the fee of Lazard Freres & Co. LLC.

    6.2 The Purchaser's Fee. The Purchaser has not entered into any agreement with any other party and is not responsible for claims by any other party for brokerage or other commissions related to this Agreement or the transaction contemplated hereby, except that the Purchaser has retained as its financial adviser, and the Purchaser is responsible for, and shall indemnify the Seller against, any obligations with respect to the fee of Banexi International Financial Services (North America) Corp.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

    7.1 Termination. This Agreement may be terminated at any time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller:

        (a) by mutual written consent of the Purchaser and the Seller;

        (b) by either the Purchaser or the Seller if (i) there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

        (c) by either the Purchaser or the Seller if, for any reason, the Closing shall not have occurred on or before May 31, 1996; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to such date;

        (d) by either the Purchaser or the Seller if the approval of the stockholders of the Seller of this Agreement and the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required affirmative vote at a duly held meeting of stockholders or at any adjournment thereof;

        (e) by the Seller, if the Board of Directors of the Seller shall have recommended a Competing Transaction to its stockholders and shall have determined, after consultation with the Seller's legal counsel and financial advisors, that such Competing Transaction is economically superior to the transactions contemplated hereby and that such action is necessary or required for the Board of Directors to comply with its fiduciary duties to the Seller's stockholders under applicable law; or

        (f) by the Purchaser, if (i) the Board of Directors of the Seller withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Purchaser or shall have resolved to do so, or (ii) the Board of Directors of the Seller shall have recommended to the stockholders of the Seller any Competing Transaction or resolved to do so, or (iii) a tender offer or exchange offer for all of the outstanding shares of capital stock of the Seller (other than any such shares "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) by the person or "group" (within the meaning of Rule 13d-5(b) under the Exchange Act) making such tender or exchange offer) is commenced, and the Board of Directors of the Seller, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders.

    For purposes of this Agreement, "Competing Transaction" shall mean any of, or a proposal to effect any of, the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, business combination, or other similar transaction with respect to the Seller or the Company; (ii) any sale, transfer or other disposition of the Shares or of all or substantially all of the assets of the Company and the Subsidiaries; or (iii) any tender offer or exchange offer for all the outstanding shares of capital stock of the Seller (other than any such shares "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) by the person or "group" (within the meaning of Rule 13d-5(b) under the Exchange Act) making such tender or exchange offer) or the filing of a registration statement under the Securities Act in connection therewith.

    7.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Seller or their respective officers or directors except (y) with respect to Sections 3.6, 6.1, 6.2, 7.5 and this Section 7.2 and
(z) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 Extension; Waiver. Any party may: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Except as provided in Section 5.1(b) hereof, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and no such extension or waiver shall be construed as an extension or waiver of any other obligation, inaccuracy or compliance with any other provision.

    7.5 Fees and Expenses. (a) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

    (b) The Seller agrees that (i) if the Seller shall terminate this Agreement pursuant to Section 7.1(e), (ii) if the Purchaser or the Seller shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of the Seller's stockholders to approve this Agreement and the transactions contemplated hereby, and (A) at the time of such failure so to approve this Agreement there shall exist or have been proposed a Competing Transaction and (B) within one year following such termination, the Seller or any of its subsidiaries shall have consummated a Competing Transaction, (iii) if the Purchaser or the Seller shall terminate this Agreement pursuant to Section 7.1(c), a vote of the stockholders of Seller at a duly held meeting with respect to this Agreement and the transactions contemplated hereby shall not have occurred and been certified prior to such termination and (A) at the time of such termination there shall exist or have been proposed a Competing Transaction and (B) within one year following such termination, Seller or any of its subsidiaries shall have consummated a Competing Transaction, or (iv) if the Purchaser terminates this Agreement pursuant to Section 7.1(f)(i) or (ii), then the Seller shall pay to the Purchaser an amount equal to $1.3 million, which sum the Seller and the Purchaser agree is reasonable under the circumstances since it would be impracticable and extremely difficult to fix the amount of actual damages to the Purchaser in the case of such a termination.

    (c) The Seller and the Purchaser each agree that the payment provided for in
Section 7.5(b) shall be the sole and exclusive remedy of the Purchaser upon any termination of this Agreement as described in Section 7.5(b) and such remedies shall be limited to the sum stipulated in Section 7.5(b), regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

    (d) Any payment required to be made pursuant to Section 7.5(b) shall be made to the Purchaser not later than two business days after delivery to the Seller of notice of demand for payment, and shall be made by wire transfer of immediately available funds to an account designated by the Purchaser in the notice of demand for payment delivered pursuant to this Section 7.5(d).

                                  ARTICLE VIII

                                 MISCELLANEOUS

    8.1 Public Disclosure. The parties agree that, except as may be required to comply with the requirements of applicable law or the rules of any stock exchange or any interdealer trading system upon which their shares may be listed or quoted for trading, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless reviewed in advance by both parties.

    8.2 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted and construed, and it and the rights of the parties with respect to the transactions contemplated hereby shall be governed, by and in accordance with the law of the State of New York

(including the law of such State with respect to the authority of arbitrators to make awards of punitive damages), without regard to the conflicts of law provisions thereof.

    8.3 Dispute Resolution; Jurisdiction.

    (a) Negotiation. (i) In the event of any dispute, controversy or claim (a "Dispute") arising out of or relating to this Agreement (including any provision of any Disclosure Schedule, Exhibit, document or certificate) or the breach, termination or validity thereof, but with the exception of any disputes arising under Section 1.2(b) of this Agreement which shall be resolved in the manner provided therein, upon the written request of either party to this Agreement (a "Party"), the matter shall immediately be referred to senior officers of each Party for resolution. The senior officers shall meet promptly and attempt in good faith to negotiate a resolution of the Dispute.

    (ii) If the parties are unable to resolve the Dispute within 10 business days after a Party's written request for a meeting was made, then either Party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in Section 8.3(b) hereof.

    (b) Arbitration. (i) Any unresolved Dispute shall be finally settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as modified herein. The arbitration shall be held in New York, New York. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language, and to the extent the arbitrators are required to apply the laws governing contracts, the laws of the State of New York shall govern.

    (ii) There shall be three arbitrators of whom each Party shall select one in accordance with the Rules. The two Party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within 30 days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein and in the Rules, such appointment shall be made by the ICC Court of Arbitration upon the written request of either Party.

    (iii) The hearing shall be held no later than 150 days and the award shall be rendered no later than 180 days following the appointment of the last of the three arbitrators.

    (iv) The Parties hereby waive any rights of application or appeal to the courts of the United States and of the Republic of France to the fullest extent permitted by law in connection with any question of fact or law arising in the course of the arbitration or with respect to any award made except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

    (v) The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.

    (vi) Any monetary award shall be made and promptly payable in U.S. dollars free of any tax (except to the extent required by law), deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

    (vii) This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

    (viii) All notices by one party to the other in connection with the arbitration shall be in accordance with the provision of Section 8.4 hereof.

    (ix) This agreement to arbitrate shall be binding upon the successors and assigns of each Party.

    (x) If at any time there are pending two or more arbitrations hereunder, any party to any such arbitrations may apply for consolidation of any two or more of such arbitrations. Such application shall be made to the arbitral tribunal in the arbitration that, among the arbitrations sought to be consolidated, was the first commenced under this Agreement (the "Primary Tribunal"). Arbitrations may be consolidated, in whole or in part, if there are significant common issues of law or fact or one or more common parties between the arbitrations sought to be consolidated. In determining whether and to what extent to order consolidation, the Primary Tribunal shall consider the extent to which consolidation would facilitate efficiencies and economies in the arbitration process, and the desirability of avoiding possibly conflicting results under different arbitrations. The consolidated arbitration shall be held before the Primary Tribunal. If there are more than two parties to any arbitration consolidated hereunder, the Primary Tribunal may interpret and supplement the Rules in their application to the consolidated arbi-tration as may be necessary or appropriate to accommodate the multi-party nature of the arbitration and to ensure the just, expeditious, economical and final determination of the dispute. The award in any arbitration under this Section 8.3(b), or in any arbitration consolidated hereunder, shall be final and binding on all of the parties hereto and on all other persons (whether or not they participated in the consolidated arbitration) that were given an opportunity to participate fully in such arbitration.

    (c) New York Jurisdiction. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of the federal and state courts located in the County of New York for any proceeding arising in connection with this Agreement or with respect to the rights of the parties under this Agreement or in connection with the transactions contemplated hereby (and each such party agrees not to commence any such proceeding, except in such courts), (ii) agrees that process in any such proceeding may be served upon it in the same manner as notice may be given to it as provided in Section 8.4 of this Agreement with the same legal force and validity as if served upon such party personally, (iii) waives any objection to the laying of venue of any such proceeding in the federal and state courts located in the City, County and State of New York, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding is brought in an improper or otherwise inconvenient forum. The parties agree that, whether or not personal jurisdiction can be obtained against the Seller, the Company, any Subsidiary or any other affiliate of any of them in the Republic of France, no proceeding will be brought against the Seller, the Company, any Subsidiary or any affiliate of any of them in any court or before any tribunal in the Republic of France.

    8.4 Notices. Any notices or other communications required under their Agreement shall be in writing, shall be deemed to have been given and received when delivered in person or by telecopy, or if sent by overnight express courier service, shall be deemed to have been received on the first business day thereafter, and

    (a) if to the Seller, addressed to:

      Hi-Shear Industries Inc.
      3333 New Hyde Park Road
      North Hills, New York 11042
      Telecopy: (516) 365-8629
      Telephone: (516) 627-8600
      Attention: Chairman of the Board and
                 Chief Executive Officer
    with a copy to:

        Stephen F. Farrell, Esq.
        Morgan, Lewis & Bockius LLP
        101 Park Avenue
        New York, NY 10178
        Telecopy: (212) 309-6273
        Telephone: (212) 309-6000

    (b) if to the Purchaser, addressed to:

        GFI Industries S.A.
        Espace Vauban-BP 431
        Boulevard Richelieu
        Belfort Cedex
        France 90008
        Telecopy:  011-33-84-57-02-00
        Telephone: 011-33-84-57-00-77
        Attention: Chairman of the Board and
                   Chief Executive Officer

    with a copy to:

        Nancy A. Lieberman, Esq.
        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, NY 10022
        Telecopy: (212) 735-2000
        Telephone: (212) 735-3000

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein provided.

    8.5 Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    8.7 Assignment. Except as provided in the following sentence, this Agreement may not be assigned, by operation of law or otherwise. The Purchaser may assign its rights under this Agreement in whole or in part to a subsidiary of the Purchaser which will take title to the Shares and will assume all obligations of the Purchaser hereunder; provided, however, that in such event, the Purchaser will remain fully liable for the fulfillment of all such obligations. As a condition of such assignment, the assignee in writing shall make all of the representations and warranties of the Purchaser hereunder and otherwise agree to perform all of the obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties hereto.

    8.8 Limitation on Rights. In no event shall the Purchaser, by reason of the consummation of the transactions contemplated by this Agreement, be deemed to have acquired any interest in or rights with respect to (i) the claims the Seller and its subsidiaries (other than the Company and the Subsidiaries) have against the United States Navy or (ii) any net operating losses that the Seller and its subsidiaries (other than the Company and its Subsidiaries to the extent required by applicable Tax law) may have.

    8.9 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, provided, however, the Confidentiality Agreement shall remain in full force and effect until Closing; and (b) is not intended to confer upon any other persons, including, but not limited to, employees of the Seller, the Company or any Subsidiary, any rights or remedies hereunder. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Wherever the phrase "to the Seller's knowledge" appears in this Agreement, the parties intend that such phrase be construed to mean that the Seller has made due inquiry of the appropriate officers of the Company and the Subsidiaries with respect to such matter. Subject to Section 5.2(c), wherever the word "material" is used with respect to (i) a party and/or any subsidiary of a party or its business, financial condition or results of operations, the parties intend that it shall be construed to mean material to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole and
(ii) the Company and/or any Subsidiary or any of their businesses, financial condition or results of operations, the parties intend that it shall be construed to mean material to the business, financial condition and results of operations of the Company and the Subsidiaries taken as a whole.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     HI-SHEAR INDUSTRIES INC.



                                  By          /s/ DAVID A. WINGATE
                                     __________________________________________
                                     David A. Wingate
                                     Chairman of the Board and
                                       Chief Executive Officer



                                     GFI INDUSTRIES S.A.



                                  By          /s/ FREDERIC ROURE
                                     __________________________________________
                                     Frederic Roure
                                     Chairman of the Board and
                                       Chief Executive Officer

                                                                      APPENDIX B

                        [LAZARD FRERES & CO. LLC Letterhead]

                                                                 October 7, 1995

The Board of Directors
Hi-Shear Industries
3333 New Hyde Park Road
North Hills, New York 11042


Dear Members of the Board:


    We understand that GFI Industries S.A. (the "Company") and Hi-Shear Industries (the "Subject Company") propose to enter into an Agreement (the "Agreement"), pursuant to which the Company will acquire Hi-Shear Corporation, a Delaware corporation and certain of its affiliated companies ("HSC"), and a wholly owned subsidiary of the Subject Company (the "Acquisition") for a purchase price of $46 million, of which $12.5 million will be used to pay off existing long-term indebtedness of HSC. You have advised us that the Subject Company and its subsidiary have sufficient net operating losses ("NOL") available to absorb substantially any federal and potential state corporate level taxes arising from the transaction and that the NOL's will be used for this purpose.

    You have requested our opinion as to the fairness, from a financial point of view, to the Subject Company of the consideration to be paid in the Acquisition. In connection with this opinion, we have:

  (i) Reviewed the financial terms and conditions of a current draft of the Agreement;

 (ii) Analyzed certain historical business and financial information relating to HSC and the Subject Company;

 (iii) Reviewed various financial forecasts and other data provided to us by the Subject Company relating to its (and HSC's) businesses, including actual operating results through August 1995. No projections were made available to us beyond those for the fiscal year ending May 31, 1996, and we were told that no such projections exist;

 (iv) Held discussions with members of the senior management of the Subject Company with respect to the businesses and prospects of HSC and the Subject Company;

 (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of HSC;

 (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of HSC, and in other industries generally;

 (vii) Reviewed the historical stock prices and trading volumes of the Subject Company's common stock;

(viii) Relied on your advice that no substantial corporate level federal or potential state income or capital gains taxes will be payable in connection with the transaction by the Subject Company or HSC by reason of the availability of net operating losses; and

 (ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the foregoing information provided by the Subject Company, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of HSC or the Subject Company. With respect to financial forecasts, we have assumed that they have been

[LAZARD FRERES & CO. LLC 2nd Page Letterhead]




reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Subject Company as to the future financial performance of the Subject Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Lazard has not been authorized to solicit potential purchasers of HSC or the Subject Company but it has had discussions with certain potentially interested parties suggested by the Subject Company.

    In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the current draft of the Agreement, without any waiver of any material terms or conditions by the Subject Company and that completion of the transaction will not have any impact on certain pending litigation between the Subject Company and the Department of Defense.

    We have also reviewed the letter dated October 6, 1995 from, and had discussions with, a second bidder which has proposed, subject to certain conditions including the negotiation and execution of definitive agreements to be approved by your and its Boards of Directors, to acquire HSC for $48.4 million in cash (without the assumption of debt).

    Lazard Freres & Co. LLC is acting as financial advisor to the Subject Company in connection with the Acquisition and will receive a fee for our services payable upon consummation of a transaction. Lazard Freres & Co. LLC has had a continuing relationship with the Subject Company and has performed investment banking services for the Subject Company in the past.

    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing, we are of the opinion that the consideration to be paid to the Subject Company in the Acquisition is fair to the Subject Company from a financial point of view.

                                          Very truly yours,
                                          LAZARD FRERES & CO. LLC


                                          By  /s/ Jonathan O'Herron
                                            ---------------------------------
                                                Managing Director

                                                                      APPENDIX C

                      PROPOSED AMENDMENTS TO THE COMPANY'S
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

    RESOLVED, that the stockholders of Hi-Shear Industries Inc. (the "Company") approve the amendment of the Certificate of Incorporation and By-Laws of the Company to eliminate the classification of its Board of Directors into three classes of Directors, each of which are elected to hold office for a term of three years, as is currently required by Section (12) of the Company's Certificate of Incorporation and Section 1 of Article III of the Company's By-Laws; and

    RESOLVED, that the stockholders of the Company hereby approve the amendment of the Certificate of Incorporation of the Company to delete Section (12) thereof, which provides for the classification of the Company's Board of Directors; and

    RESOLVED, that the stockholders of the Company hereby approve the amendment of Section 1 of Article III of the By-Laws of the Company to read in its entirety as follows:

        "Section 1. Election and Term. Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal."

                            HI-SHEAR INDUSTRIES INC.
                   PROXY SOLICITED BY BOARD OF DIRECTORS FOR
                        ANNUAL MEETING, JANUARY 30, 1996

   The undersigned hereby appoints David A. Wingate, Victor J. Galgano and Harold L. Bernstein, or any of them, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of common stock of Hi-Shear Industries Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Garden City Hotel, Garden City, New York on Tuesday, January 30, 1996 at 11:00 a.m., Eastern Standard Time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof and to transact such other business as may properly come before the meeting, revoking any proxy or proxies heretofore given.

   This proxy will be voted in accordance with the specifications made. If a valid proxy is returned, and no choice is indicated with respect to a proposal, this proxy will be voted FOR such proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.


(Continued, and to be dated and signed, on other side)


                                                Hi-Shear Industries Inc.
                                                P.O. Box 11039
                                                New York, N.Y.  10203-0039

   1. Approval of the sale of all of the outstanding capital stock of the Company's wholly-owned subsidiary, Hi-Shear Corporation, to GFI Industries S.A.

       FOR / /           AGAINST / /           ABSTAIN / /

   2. Approval of amendments to the Certificate of Incorporation and By-Laws of the Company to eliminate the classified board of directors and to provide that all of the Company's directors will be elected annually upon the expiration of their current terms.

       FOR / /           AGAINST / /           ABSTAIN / /

   3. Election of directors

      FOR all nominees listed below / /

      WITHHOLD AUTHORITY to vote for all nominees listed below / /

     *EXCEPTIONS / /

      Nominees: HAROLD L. BERNSTEIN and VICTOR J. GALGANO
      (INSTRUCTIONS:  To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box and write that nominee's name on the space provided below.)

     *Exceptions: ______________________________________________________________

   4. Ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for the 1996 fiscal year.

       FOR / /           AGAINST / /           ABSTAIN / /


                                                    Change of Address and/or
                                                    Comments Mark Here       / /

   Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give your full title as such. For joint accounts, each joint owner should sign.

                                                   Dated:                 , 1996
                                                          ----------------


                                                   --------------------------
                                                     Signature of Stockholder


                                                   --------------------------
                                                     Signature of Stockholder

                                                   Vote must be Indicated
                                                   (x) in Black or Blue Ink.


Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.